UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Accenture plc

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William D. Green Chairman & CEO

December 21, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the 2010 annual general meeting of shareholders of Accenture plc (the “Annual Meeting”), which will be held at 11:30 a.m., local time, on Thursday, February 4, 2010, at Accenture’s New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA.

At this year’s meeting, you are being asked to vote to (i) re-appoint the three directors listed in this proxy statement; (ii) re-appoint KPMG as our independent auditors; (iii) approve the Accenture plc 2010 Share Incentive Plan; (iv) approve the Accenture plc 2010 Employee Share Purchase Plan; (v) authorize holding the 2011 annual general meeting of shareholders of Accenture plc at a location outside of Ireland; (vi) authorize Accenture to make open-market purchases of Accenture plc Class A ordinary shares; and (vii) determine the price range at which Accenture plc can re-issue shares that it acquires as treasury stock.

The Board of Directors (the “Board”) recommends that you vote for each of the three director nominees nominated by our Board and that you vote for all of the proposals to be put forward at the meeting.

Your vote is very important to the company. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.

Please let us know whether you plan to attend the Annual Meeting, as indicated in your proxy instructions. Please note that, if your shares are held in a name other than your own (for example, if your shares are held by a broker in “street name”), then you must take certain steps, described in the proxy statement, to be admitted into the meeting.

Thank you for your continued support.

WILLIAM D. GREEN

Chairman & CEO

NOTICE OF THE 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To our Shareholders:

You are hereby notified that the 2010 annual general meeting of shareholders of Accenture plc will be held at 11:30 a.m., local time, on Thursday, February 4, 2010, at our New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA, to vote upon the following proposals, which have been proposed by the Board:

1.  to re-appoint William L. Kimsey, Robert I. Lipp and Wulf von Schimmelmann as Class III directors, each for a term expiring at our annual general meeting of shareholders in 2013;

2.  to re-appoint KPMG as independent auditors of Accenture plc for a term expiring at our annual general meeting of shareholders in 2011;

3.  to approve the Accenture plc 2010 Share Incentive Plan;

4.  to approve the Accenture plc 2010 Employee Share Purchase Plan;

5.  to authorize holding the 2011 annual general meeting of shareholders of Accenture plc at a location outside of Ireland;

6.  to authorize Accenture to make open-market purchases of Accenture plc Class A ordinary shares;

7.  to determine the price range at which Accenture plc can re-issue shares that it acquires as treasury stock; and

8.  to transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors recommends that you vote “for” each of the director nominees listed above and “for” each of these proposals. The full text of these proposals is set out on pages 5 to 41 of this proxy statement.

The Board of Directors has set December 14, 2009 as the record date for the meeting. This means that only those persons who were registered holders of Accenture plc’s Class A ordinary shares or Class X ordinary shares at the close of business on that date will be entitled to receive notice of the meeting and to attend and vote at the meeting. This proxy statement contains additional information on how to attend the meeting and vote your shares in person. To vote your shares, you will need the control number included on the proxy card accompanying this proxy statement. Any registered shareholder entitled to attend and vote at the Annual Meeting may appoint one or more proxies, who need not be a registered shareholder(s) of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 4, 2010: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and the 2009 Letter from Our Chairman & CEO, are available free of charge on the Investor Relations section of our website (http://investor.accenture.com).

By order of the Board of Directors,

DOUGLAS G. SCRIVNER

General Counsel and Secretary

December 21, 2009

PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET,

OR BY MARKING, SIGNING, DATING AND RETURNING A PROXY CARD.

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board”) of Accenture plc is soliciting your proxy for use at the 2010 annual general meeting of shareholders (the “Annual Meeting”) to be held on Thursday, February 4, 2010. These proxy materials are first being sent to shareholders beginning on or about December 21, 2009.

Accenture is one of the world’s leading management consulting, technology services and outsourcing organizations. As of August 31, 2009, we had approximately 177,000 employees based in 52 countries and revenues before reimbursements of approximately $21.58 billion for fiscal 2009. We operate globally with one common brand and business model designed to enable us to provide clients around the world with the same high level of service.

Accenture plc is organized under the laws of Ireland and maintains its registered office in Ireland at 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +(353) (1) 646-2000. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at +1 877-ACN-5659 (+1 877-226-5659) and outside the United States and Puerto Rico at +(353) (1) 407-8203; by e-mail at investor.relations@accenture.com; or by mail at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA.

Our website address is www.accenture.com. We use our website as a channel of distribution for company information. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print free of charge by contacting our Investor Relations Group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA. We do not intend for information contained in our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, USA. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1 800-SEC-0330 (+1 800-732-0330). The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture plc and its subsidiaries or, prior to September 1, 2009, to Accenture Ltd and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

We will hold the Annual Meeting at 11:30 a.m., local time, on Thursday, February 4, 2010, at our New York office, located at 1345 Avenue of the Americas, 6th Floor, New York, New York 10105, USA, subject to any adjournments or postponements. For directions to the meeting, you may contact our Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

Who Can Vote; Votes Per Share

The Board has set December 14, 2009 as the record date for the Annual Meeting. All persons who were registered holders of Accenture plc’s Class A ordinary shares or Class X ordinary shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to attend and vote at the Annual Meeting. As of the close of business on that date, there were 632,423,581 Class A ordinary shares outstanding (which does not include 50,965,518 shares held by Accenture) and 81,413,071 Class X ordinary shares outstanding. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

Each shareholder of record will be entitled to one vote per Class A ordinary share and one vote per Class X ordinary share on each matter submitted to a vote of shareholders, as long as those shares are represented at the Annual Meeting, either in person or by proxy. Holders of Class A ordinary shares and Class X ordinary shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy by mail, telephone or the Internet. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates William D. Green, Pamela J. Craig and Douglas G. Scrivner to vote your shares in accordance with the voting instructions you indicate in your proxy. You may instead appoint one or more different proxies (who need not be a registered shareholder of the Company). If you wish to appoint as a proxy any person other than those specified on your proxy card, then you must contact our Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA and request the necessary forms and instructions. Please note that if you appoint as proxy any person other than those specified on your proxy card and neither you nor your proxy attends the Annual Meeting in person, then your shares will not be voted.

If you submit your proxy designating William D. Green, Pamela J. Craig and Douglas G. Scrivner as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then each of these individuals will have the authority to vote your shares on those matters in accordance with his or her discretion and judgment. If you appoint as a proxy any person other than those specified on your proxy card, then your proxy must vote or abstain from voting in accordance with your instructions and in respect of such other matters that may arise at the Annual Meeting as the proxy thinks fit. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

You may submit your proxy either by mail, by telephone (at the number set forth in the accompanying proxy materials) or via the Internet (www.cesvote.com). Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card or by following the instructions provided when you submit your proxy by telephone or via the Internet. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 5:00 p.m., Eastern Standard Time, on February 3, 2010 (January 31, 2010 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Morgan Stanley Smith Barney LLC (“Smith Barney”)). If you submit your proxy by telephone or via the Internet, then you may submit your voting instructions until 6:00 a.m., Eastern Standard Time, on February 4, 2010 (February 1, 2010 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Smith Barney).

Your proxy is revocable. After you have submitted your proxy, you may revoke it by mail before the Annual Meeting by sending a written notice to our General Counsel and Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. Your notice must be received no later than one hour prior to the beginning of the Annual Meeting. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 5:00 p.m., Eastern Standard Time, on February 3, 2010 (January 31, 2010 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Smith Barney). If you submitted your proxy by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 6:00 a.m., Eastern Standard Time, on February 4, 2010 (February 1, 2010 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Smith Barney). If you are a registered shareholder, you also may revoke your proxy in person by attending and voting your shares at the Annual Meeting. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy.

Your vote is very important to the Company. If you do not plan to attend the Annual Meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Accenture plc’s register of shareholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. This applies to our employees who received, through our employee plans, shares that are held by Smith Barney and/or UBS Financial Services Inc. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own as of the record date the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should submit voting directions to your nominee, which will instruct your nominee how to vote those shares on your behalf.

Quorum and Voting Requirements

In order to establish a quorum at the Annual Meeting, there must be at least three shareholders represented at the meeting, either in person or by proxy, who have the right to attend and vote at the meeting, and who together hold shares representing more than 50 percent of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” present in person or by proxy are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

For each of the proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast, except for proposal no. 7 (determination of the price range at which Accenture plc can re-issue shares that it acquires as treasury stock), which requires the affirmative vote of at least 75% of the votes cast. There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” will not affect the voting results. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating & Governance Committee, in accordance with Accenture plc’s articles of association, subject to re-appointment by Accenture plc’s shareholders at the next annual general meeting of shareholders.

Proxy Solicitation

Accenture plc will bear the costs of soliciting proxies from the holders of our Class A ordinary shares and Class X ordinary shares. We are initially soliciting these proxies by mail and e-mail, but solicitation may be made by our directors, officers and selected other Accenture employees telephonically, electronically or by other means of communication, and by Innisfree M&A Incorporated, whom we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Innisfree M&A Incorporated will receive a fee of $10,000, plus reasonable expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Corporate Election Services will act as our Inspector of Election at the Annual Meeting and assist us in tabulating the votes.

PROPOSAL NO. 1—RE-APPOINTMENT OF DIRECTORS

The Board currently has 10 members, who are divided into three classes based upon the cycle of their respective terms in office. At each annual general meeting of shareholders, the appointment of the directors constituting one class of Board membership expires, and the shareholders vote at that meeting to appoint the directors nominated for these Board positions, each to hold office for a three-year term.

The terms of our three Class III directors will expire in 2010. The Board may appoint additional directors, in accordance with Accenture’s articles of association, upon the recommendation of the Nominating & Governance Committee and subject to re-appointment by Accenture plc’s shareholders at the next annual general meeting of shareholders. The shareholders of Accenture plc have the authority under the articles of association to increase or reduce the minimum or maximum number of directors on the Board (currently no fewer than eight or more than 15).

Proxies cannot be voted for a greater number of persons than the number of nominees named.

Class III Directors

All three Class III directorships expire at the Annual Meeting. The Nominating & Governance Committee reviewed the performance and qualifications of the current Class III directors and recommended to the Board that each be re-appointed to serve for an additional three-year term. The Board is nominating these three individuals for re-appointment as Class III directors, each for a three-year term expiring at the 2013 annual general meeting of shareholders. All of the director nominees are current Board members:

William L. Kimsey

Robert I. Lipp

Wulf von Schimmelmann.

The text of the resolution in respect of proposal no. 1 is as follows:

“By separate Resolutions, to re-elect the following Directors:

(a) William L. Kimsey;

(b) Robert I. Lipp; and

(c) Wulf von Schimmelmann.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF EACH OF THE BOARD’S THREE DIRECTOR NOMINEES LISTED ABOVE.

If you submit your proxy designating William D. Green, Pamela J. Craig and Douglas G. Scrivner as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the re-appointment of all the nominees listed above. If any nominee is unwilling or unable to serve as a director, then the Board may propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. If any nominee is unwilling or unable to serve as a director, and you appoint as a proxy any person other than those specified on your proxy card, then your proxy must vote or abstain from voting in accordance with your instructions and in the absence of your instructions, as the proxy thinks fit. All of the nominees have indicated that they will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Director Biographies

Set forth below are the biographies of our director nominees and our directors.

Class III Director Nominees

William L. Kimsey 67 years old Class III Director Nominee Member, Audit Committee Member, Compensation Committee	William L. Kimsey has been a director since November 2003. From October 1998 until his retirement in September 2002, Mr. Kimsey was global chief executive officer of Ernst & Young Global. He is a director of Western Digital Corporation and Royal Caribbean Cruises Ltd.

Robert I. Lipp 71 years old Class III Director Nominee Member, Audit Committee Member, Finance Committee	Robert I. Lipp has been a director since October 2001. In September 2009 he joined Stone Point Capital LLC, a private equity firm that invests in the global financial services industry, as a senior advisor. From October 2008 through August 2009, Mr. Lipp was with Brysam Global Partners, LLC, a private equity firm that invests in financial services, as a senior partner. He was formerly a senior advisor at JPMorgan Chase & Co. and was a director from September 2005 to September 2008. From April 2004 to September 2005, he was executive chairman of The Travelers Companies, Inc. From December 2001 to April 2004, Mr. Lipp was chairman and chief executive officer of its predecessor company, Travelers Property Casualty Corp. Mr. Lipp also served as chairman of the board of Travelers Insurance Group Holdings Inc. from 1996 to 2000 and from January 2001 to October 2001. During 2000 he was a vice-chairman and member of the office of the chairman of Citigroup. Mr. Lipp is a director of The Travelers Companies, Inc.

Wulf von Schimmelmann 62 years old Class III Director Nominee Chair, Nominating & Governance Committee	Wulf von Schimmelmann has been a director since October 2001. He was the chief executive officer of Deutsche Postbank AG, Germany’s largest independent retail bank, from 1999 until his retirement in June 2007. He is also the chairman of the supervisory board of Deutsche Post DHL and a member of the board of directors of Western Union.

Other Current Directors—Class I

Charles H. Giancarlo 52 years old Class I Director Member, Finance Committee Member, Nominating & Governance Committee	Charles H. Giancarlo has been a director since December 2008. Mr. Giancarlo is currently the chairman of the board of directors of Avaya, Inc. and previously served as its interim president and chief executive officer. He has also been a managing director of the private investment firm Silver Lake since 2007. Previously, Mr. Giancarlo had a variety of roles at Cisco Systems, Inc. Most recently, he was Cisco’s executive vice president and chief development officer, a position he held starting in July 2005. In this position, he was responsible for all Cisco business units and divisions and more than 30,000 employees. Mr. Giancarlo was also president of Cisco-Linksys, LLC starting in June 2004. From July 2004 to July 2005, he was chief technology officer. From July 2001 to July 2004, Mr. Giancarlo was senior vice president and general manager of product development. He is a director of NetFlix, Inc. Mr. Giancarlo’s current term as director expires at our annual general meeting of shareholders in 2011.

Blythe J. McGarvie 53 years old Class I Director Chair, Audit Committee	Blythe J. McGarvie has been a director since October 2001. Since January 2003, she has served as chief executive officer of Leadership for International Finance, LLC, a firm that focuses on improving clients’ financial positions and providing leadership seminars for corporate and academic groups. From July 1999 to December 2002, she was executive vice president and chief financial officer of BIC Group. She is a director of The Pepsi Bottling Group, Inc., The Travelers Companies, Inc. and Viacom Inc. Ms. McGarvie’s current term as director expires at our annual general meeting of shareholders in 2011.

Sir Mark Moody-Stuart 69 years old Class I Director Lead Director Chair, Compensation Committee	Sir Mark Moody-Stuart has been a director since October 2001 and our lead director since November 2002. He served as non-executive chairman of Anglo American plc from 2002 until his retirement in July 2009, and he is the former chairman of The Shell Transport and Trading Company and former chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group of Companies. From July 1991 to June 2001, he was managing director of Shell Transport and a managing director of Royal Dutch/ Shell Group. Sir Mark is a director of HSBC Holdings PLC. Sir Mark’s current term as director expires at our annual general meeting of shareholders in 2011.

Other Current Directors—Class II

Dina Dublon 56 years old Class II Director Chair, Finance Committee	Dina Dublon has been a director since October 2001. From December 1998 to December 2004, she was chief financial officer of JPMorgan Chase & Co. and its predecessor company. Prior to being named chief financial officer, she held numerous other positions, including corporate treasurer, managing director of the Financial Institutions Division and head of asset liability management. She is a director of Microsoft Corp. and PepsiCo, Inc. Ms. Dublon’s current term as director expires at our annual general meeting of shareholders in 2012.

William D. Green 56 years old Class II Director	William D. Green became chairman of the Board on August 31, 2006, and has been our chief executive officer since September 2004 and a director since June 2001. From March 2003 to August 2004 he was our chief operating officer—Client Services, and from August 2000 to August 2004 he was our country managing director, United States. Mr. Green has been with Accenture for 32 years. Mr. Green’s current term as director expires at our annual general meeting of shareholders in 2012.

Nobuyuki Idei 72 years old Class II Director Member, Nominating & Governance Committee	Nobuyuki Idei has been a director since February 2006. Mr. Idei is the chief executive officer of Quantum Leaps Corporation, an advisory firm to Japanese and Asian businesses he founded in April 2006. Since June 2005, Mr. Idei has been chairman of the advisory board of Sony Corporation. Prior to that, he held several leadership positions with Sony Corporation: From April 2003 until June 2005, Mr. Idei was chairman and Group CEO, from June 2000 to March 2003, he was chairman and chief executive officer, and from June 1999 to June 2000, he was president and chief executive officer. Mr. Idei is a director of Baidu.com, a Chinese Internet company, and of FreeBit Co., Ltd, a Japanese Internet company. Mr. Idei’s current term as director expires at our annual general meeting of shareholders in 2012.

Marjorie Magner 60 years old Class II Director Member, Finance Committee Member, Compensation Committee	Marjorie Magner has been a director since February 2006. Ms. Magner is currently a partner with Brysam Global Partners, LLC, a private equity firm she co-founded that invests in financial services. She was the chairman and chief executive officer, Global Consumer Group, of Citigroup, Inc. from 2003 to October 2005. Ms. Magner previously held various other positions within Citigroup, including chief operating officer, Global Consumer Group, from April 2002 to August 2003, and chief administrative officer and senior executive vice president from January 2000 to April 2002. She is a director of Gannett Co., Inc. Ms. Magner’s current term as director expires at our annual general meeting of shareholders in 2012.

Communicating with the Board

The Board welcomes questions and comments. Any interested parties, including shareholders, who would like to communicate directly with the Board, our non-management directors as a group or Sir Mark Moody-Stuart, our lead director, may submit their communication to our General Counsel and Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. Communications and concerns will be forwarded to the Board, our non-management directors as a group or our lead director, as determined by our General Counsel and Secretary. We also have established mechanisms for communicating concerns or questions to our compliance office. You may direct any such concerns by e-mail to compliance.program@accenture.com or by calling the Accenture Ethics Line at +1 312-737-8262. Our

Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. If you wish to raise your concern in an anonymous manner, then you may do so.

Board Meetings and Committees

The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s management team and operations as a basis for discharging their oversight responsibilities. During fiscal 2009, the Board held six meetings, four of which were held in person. Each of our then-current directors attended at least 75% of the aggregate of Board meetings and meetings of any Board committee on which he or she served during fiscal 2009. All of our then-current Board members attended our annual general meeting of shareholders in 2009.

Our non-management directors who are not employees of the Company meet separately at each regularly scheduled Board meeting. These non-management directors held four meetings during fiscal 2009, each led by Sir Mark Moody-Stuart, the lead director.

The Board maintains an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. From time to time, the Board may also create ad hoc or special committees for certain purposes in addition to these four standing committees. Each standing committee operates pursuant to a written charter that is available in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. A copy of our Corporate Governance Guidelines (including our independence standards) and our Code of Business Ethics can be found in the Corporate Governance section of our website. If the Board grants any waivers from our Code of Business Ethics to any of our directors or officers, or if we amend our Code of Business Ethics, we will, if required, disclose these matters through the Investor Relations section of our website on a timely basis. Printed copies of all of these materials are also available free of charge upon written request to our Investor Relations group at Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA.

Director Independence

The Board has adopted categorical standards designed to assist the Board in assessing director independence (the “Independence Standards”). The Independence Standards are included in our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. The Corporate Governance Guidelines and the Independence Standards have been designed to align with the standards required by the New York Stock Exchange (the “NYSE”). Our Corporate Governance Guidelines state that the Board shall perform an annual review of the independence of all directors and nominees, and the Board shall affirmatively determine that to be considered independent, a director must not have any direct or indirect material relationship with Accenture. The Independence Standards are as follows:

1.	A director will not be independent if, within the prior three years, he or she:

•	Was employed by Accenture (including any affiliate);

•	Was employed by, a partner in or otherwise affiliated with Accenture’s independent auditors or any law firm retained by Accenture;

•	Was an officer or senior employee of a company on whose board of directors an Accenture executive officer serves;

•	Has been employed as an executive officer of another company where any of Accenture’s executive officers at the same time serves or served on that company’s compensation committee; or

•

Personally provided professional services to Accenture or its affiliates or any executive officer, or otherwise received direct compensation from Accenture, if the amount of payments has exceeded $100,000 during any twelve-month period within the last three years.

Note: Such a position by an immediate family member of the director shall have the same effect on the director’s independence, except that the Board has concluded that employment by Accenture of adult children in non-executive officer roles shall not preclude a determination of independence of a director.

2.	Relationships of the following types will not be considered to be material relationships that would impair a director’s independence:

•

The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, Accenture in an amount which, during any of the company’s prior three fiscal years, did not exceed the greater of 2 percent of the consolidated gross revenues of the other company or $1 million.

•

The director is an officer, director, trustee (or equivalent) of a charitable or non-profit organization and, during the company’s prior three fiscal years, the amount of charitable contributions directed by Accenture or its executive officers (not including those matching contributions by employees) to that organization did not exceed the greater of 2 percent of the organization’s consolidated gross revenues or $1 million.

3.	Any director with a relationship that exceeds the financial guidelines of section 2 above for the periods noted will not be deemed independent.

4.	In addition to the above, the Board will broadly consider all relevant facts and circumstances when assessing director independence.

5.	The company will explain in its annual proxy statement its assessment of the independence of each of its outside directors.

Each year, our directors complete a questionnaire that, among other things, elicits information to assist the Nominating & Governance Committee in assessing whether the director meets the Company’s Independence Standards. Utilizing these responses and other information, the Nominating & Governance Committee evaluates, with regard to each director, whether the director currently has or had any (i) employment or professional relationship that, in and of itself, would, pursuant to the Company’s independence standards, require a conclusion that the director is not independent and/or (ii) employment or professional relationship with any organization with which Accenture has or had a relationship, where the organization made or received payments from Accenture. If a director has or had a relationship with an organization which made or received payments from Accenture, information regarding the amount of such payments is provided to the Nominating & Governance Committee. The Nominating & Governance Committee then determines whether the amount of any such payments requires, pursuant to the Independence Standards or otherwise, a conclusion that the director is not independent. Furthermore, the Nominating & Governance Committee discusses any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the Independence Standards, might impede a director’s independence.

Based on its analysis, the Nominating & Governance Committee has determined that each individual who served as a director during the past fiscal year and is not an employee of the Company has satisfied the Independence Standards, as well as the independence requirements of the NYSE. The Board concurred in these independence determinations. The following 10 of 11 individuals who served as our directors during the past fiscal year were independent: Sir Mark Moody-Stuart (lead director), Dina Dublon, Charles H. Giancarlo, Dennis F. Hightower (who served as a member of the Board until his resignation on July 28, 2009), Nobuyuki Idei, William L. Kimsey, Robert I. Lipp, Marjorie Magner, Blythe J. McGarvie and Wulf von Schimmelmann. In reaching its determinations, the Nominating & Governance Committee and the Board considered the charitable contributions by Accenture to non-profit organizations where Ms. Dublon, Mr. Giancarlo and Ms. McGarvie serve as a director, trustee or in a similar capacity. Payments to these non-profit organizations did not exceed $100,000 and were below the thresholds set forth in our Independence Standards. The committee and the Board also considered that Mses. Magner, McGarvie and Dublon and Messrs. Giancarlo, Hightower, Idei, Kimsey, Lipp, Moody-Stuart and von Schimmelmann all served as a director (or, in the case of Mr. Idei, a member of the advisory board) of a company that does business with Accenture. In no instances did the amount received exceed the greater of $1 million or 1% of either Accenture’s or such other company’s consolidated gross revenues.

Audit Committee

The Audit Committee was established by the Board for the purpose of, among other things, overseeing Accenture’s accounting and financial reporting processes and audits of our financial statements, in accordance with Section 10A(m) of the Exchange Act. The Audit Committee members are Blythe J. McGarvie (who serves as chair), William L. Kimsey and Robert I. Lipp. The Board has determined that each of these members meets the financial literacy and independence requirements of the SEC and NYSE, and that Ms. McGarvie and Mr. Kimsey each qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. The Board does not limit the number of audit committees on which its Audit Committee members may serve but monitors and assesses the audit committee memberships (and other responsibilities) of its Audit Committee members on a regular basis to confirm their ability to serve Accenture effectively.

The Audit Committee held nine meetings in fiscal 2009, four of which were held in person. The Audit Committee’s primary duties and responsibilities are to:

•

review and discuss with management and the independent auditors our annual audited financial statements and quarterly financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K and Form 10-Q filings, as well as the Company’s earnings news releases and information related thereto;

•

retain and terminate, subject to shareholder approval, independent auditors and approve all audit engagement fees and terms for the Company and its subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors; review with our independent auditors any audit problems or difficulties and management’s response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

•

review and monitor the Company’s processes in order to assess the integrity of our internal and external reporting processes and controls; review the effect of any regulatory and accounting initiatives and the effects of these initiatives and any off-balance sheet structures on our financial statements; establish regular systems of reporting to the committee regarding any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit; review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; and from time to time, hold separate meetings with management, independent auditors and internal auditors on these matters;

•

review with our counsel any legal matter that could significantly affect our financial statements or operations; discuss with management and our independent auditors our risk-assessment and risk-management guidelines and policies as well as our major financial risk exposures and the steps taken to monitor and control those exposures; oversee our compliance program and adherence to our Code of Business Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and oversee the maintenance of an internal audit function; and

•	prepare a report to be included in our proxy statement, provide other regular reports to the Board and maintain minutes or records of its meetings and activities.

Compensation Committee

Scope, Authority and Membership

The Compensation Committee consists of three independent directors: Sir Mark Moody-Stuart (who serves as chair), William L. Kimsey and Marjorie Magner. Mr. Kimsey joined the committee as of July 28, 2009, replacing Dennis F. Hightower, who resigned as a director on that date. The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers of the Company and provides oversight of the Company’s global compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to the Company’s equity compensation plans. In overseeing those plans, the Compensation Committee has delegated authority for day-to-day administration, implementation and interpretation of the Company’s equity compensation programs to the Company’s executive officers.

The Compensation Committee held eight meetings in fiscal 2009, five of which were held in person. The Compensation Committee’s primary duties and responsibilities are to:

•

determine our chief executive officer’s annual compensation, taking into consideration feedback provided by the Nominating & Governance Committee based on its review of the chief executive officer’s performance and additional input on his performance provided by our chief human resources officer after consultation with members of our executive leadership team; review and approve salaries and other matters relating to the compensation of our executive officers, based in part on the chief executive officer’s recommendation; approve the material terms of any employment agreements, severance arrangements, change-in-control arrangements or similar agreements or arrangements with our executive officers; and review and determine on a biannual basis the appropriateness of compensation of Board members;

•

establish and maintain our equity compensation policies and practices; review and make recommendations to the Board with respect to our incentive-compensation and equity-based plans; oversee the administration of our equity compensation plans; review and approve all equity compensation plans; and retain outside compensation and benefits consultants to gather independent advice about our compensation structure; and

•

review and make a recommendation with respect to inclusion of the Compensation Discussion and Analysis in the proxy statement; provide a description of the processes and procedures for determining executive and director compensation and prepare a report to be included in our proxy statement; provide other regular reports to the Board; and maintain minutes or records of its meetings and activities.

Process of Determining Executive Compensation

A number of individuals and entities contribute to the process of reviewing and determining the compensation of our named executive officers:

•

Compensation Committee.    Our Compensation Committee makes the final determination regarding the annual compensation of Mr. Green, our chief executive officer, taking into consideration an evaluation of Mr. Green’s performance. Our Compensation Committee also reviews Mr. Green’s recommendations regarding the compensation of our other named executive officers and approves their compensation.

•	Nominating and Governance Committee. The Nominating & Governance Committee reviews Mr. Green’s performance with the Compensation Committee.

•

Chief Executive Officer.    Mr. Green provides the Compensation Committee with an evaluation of the performance of the other named executive officers, which includes an assessment of each individual’s performance against his or her annual objectives and a recommendation regarding his or her compensation.

•

Chief Human Resources Officer.    Our chief human resources officer solicits input from members of our executive leadership team (other than Mr. Green) and other senior leaders in the Company regarding the performance of our chief executive officer to aid in the review of Mr. Green’s performance. Our executive leadership team is comprised of 29 of our highest-level senior executives, including all of our named executive officers.

•

Compensation Consultant.    Our Compensation Committee uses Watson Wyatt Worldwide (“Watson Wyatt”) as its compensation consultant. As requested by the committee, Watson Wyatt advises the Compensation Committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, recommends peer companies for inclusion in competitive market analyses of compensation, and responds to other requests from the Compensation Committee for advice or resources regarding the compensation of our chief executive officer and our other named executive officers. Watson Wyatt also provides input for the Compensation Committee to consider regarding the final compensation package of our chief executive officer, as discussed under “Compensation Discussion and Analysis—Cash Compensation—Mr. Green.”

Nominating & Governance Committee

The Nominating & Governance Committee consists of three independent directors: Wulf von Schimmelmann (who serves as chair), Charles H. Giancarlo and Nobuyuki Idei. Dennis F. Hightower ceased being a member of this committee as of July 28, 2009 upon his resignation as a director. The Nominating & Governance Committee held six meetings in fiscal 2009, four of which were held in person. The Nominating & Governance Committee’s primary duties and responsibilities are to:

•

oversee Board selection, composition and evaluation, including the making of recommendations regarding the size and composition of the Board, the identification of qualified candidates for Board membership and the annual evaluation of overall Board effectiveness;

•

manage the committee selection and composition process, including the making of recommendations to the Board for chairs of these committees and the establishment, monitoring and making of recommendations for the purpose, structure and operations of these committees and the creation or elimination of additional committees;

•

monitor and oversee corporate governance matters, including reviews and recommendations regarding our constituent documents and Corporate Governance Guidelines and monitoring of new developments in the area of corporate governance;

•	conduct an annual review of our chief executive officer and develop an effective chief executive officer succession plan; and

•	provide regular reports to the Board and maintain minutes or records of its meetings and activities.

In evaluating candidates for Board membership, the Nominating & Governance Committee considers whether the candidate will complement the Board’s geographic, age, gender and ethnic diversity and assesses the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing Accenture’s strategy and operations. The Nominating & Governance Committee seeks candidates who, at a minimum, have the following characteristics:

•	the time, energy and judgment to effectively carry out his or her responsibilities as a member of the Board;

•	a professional background that would enable the candidate to develop a deep understanding of our business;

•	a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s operations;

•	the ability to exercise judgment and courage in fulfilling his or her oversight responsibilities; and

•	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity.

The majority of the Board’s current non-management directors have been identified and recruited with the assistance of a professional search firm specializing in the identification and recruitment of director candidates. Others have been individuals known to Board members through business or other relationships. Potential candidates are interviewed by members of the Nominating & Governance Committee (and, in some instances, other Board members) and, as appropriate, by members of our management team. Final consideration of the nominee is then conducted by the entire Board.

Our Corporate Governance Guidelines address the processes by which shareholders may recommend director nominees, and the Nominating & Governance Committee’s general policy is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Mr. Wulf von Schimmelmann, chair of the Nominating & Governance Committee, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA, Attention: General Counsel and Secretary. The Nominating & Governance Committee uses the same criteria for evaluating candidates regardless of the source of referral. Please note that Accenture plc’s articles of association define certain time frames and nomination requirements with respect to any such recommendation. Please contact our General Counsel and Secretary at the above address for information on these requirements, or refer to Article 84(a)(ii) of our articles of association (which can be found on the “Governance Principles” page of our website accessible through http://investor.accenture.com).

Finance Committee

The Finance Committee consists of four independent directors: Dina Dublon (who serves as chair), Charles H. Giancarlo, Robert I. Lipp and Marjorie Magner. Mr. Lipp joined the committee as of February 12, 2009, replacing Sir Mark Moody-Stuart. The Finance Committee held six meetings in fiscal 2009, five of which were held in person. The Finance Committee’s primary duties and responsibilities are to:

•	oversee our capital structure and corporate finance strategy and activities;

•	oversee our treasury function and advise with respect to our investment activities;

•	review and make recommendations with respect to major acquisitions that Accenture may decide to undertake;

•	review, evaluate and make decisions with respect to the management of our pension and 401(k) plans;

•	oversee our insurance plans and other activities to manage financial risks in our business; and

•	provide regular reports to the Board and maintain minutes or records of its meetings and activities.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

Information about transactions involving related persons is presented to and assessed by the independent members of the Board. Related persons include the Company’s directors and executive officers, as well as immediate family members of directors and executive officers, and certain large security holders and their family members. If the determination is made that a related person has or may have a material direct or indirect interest in any Company transaction, then the Company’s independent directors would review, approve or ratify the transaction, if appropriate, and the transaction would be disclosed if required under SEC rules. If the related person at issue is a director of the Company or a family member of a director, then that director would not participate in the relevant discussions and review.

In general, the Company is of the view that the following transactions with related persons are not significant to investors and need not be separately approved because they take place under the Company’s standard policies and procedures:

•	the sale or purchase of products or services in the ordinary course of business and on an arm’s-length basis;

•	the employment of adult children by the Company where the compensation and other terms of employment are determined on a basis consistent with the Company’s human resource policies; and

•	any grants or contributions made by the Company under one of its grant programs in accordance with the Company’s corporate contribution programs.

Information considered in evaluating transactions include the nature of the related person’s interest in the transaction, the material terms of the transaction, the importance of the transaction to both the Company and to the related person, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters that management or the independent directors deem appropriate. Our Code of Business Ethics and corporate policies require all our directors and employees, including the members of the executive leadership team, to disclose their interests (including indirect interests through family members) with parties doing business with Accenture to management and/or the Board and remove themselves from all decisions related to that organization. Our specific policy regarding the review of these transactions by the Board is not currently in writing.

Senior Executive Tax Costs

The Company has informed approximately 2,500 of our senior executives that if the senior executive reported for tax purposes the transactions involved in connection with our transition to a corporate structure in 2001, the Company will, in certain circumstances, provide a legal defense to that individual if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the senior executive is then subject to extraordinary financial disadvantage, the Company will review such circumstances for that individual and find an appropriate way to avoid severe financial damage to that individual.

REPORTS OF THE COMMITTEES OF THE BOARD

Audit Committee Report

Since its creation in 2001, the Audit Committee of the Board has been composed entirely of non-management directors. In addition, all of the members of the Audit Committee meet the independence and experience requirements set forth by the SEC and the NYSE.

The Audit Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The charter describes the committee’s purpose, which is to assist the Board in its general oversight of: (1) the quality and integrity of the Company’s accounting and reporting practices and controls and its financial statements and reports; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee last reviewed its charter in February 2009 and, at that time, made minor changes to reference updated Public Company Accounting Oversight Board rules governing the written statements to be provided to the Audit Committee by the independent auditors. The Audit Committee has adopted policies and procedures regarding the retention of the Company’s independent auditor (and certain other independent audit firms) to provide audit or non-audit services and for the retention of any firm to provide audit services.

The members of the Audit Committee meet regularly with management (including the chief executive officer, chief operating officer, chief financial officer, principal accounting officer, chief risk officer and the general counsel and compliance officer) as well as with senior members of the Company’s internal audit, tax, finance, treasury and legal groups and KPMG LLP (together with its affiliates, “KPMG”), the Company’s independent auditors. In addition, the committee meets regularly in separate sessions with representatives of KPMG, the Company’s chief financial officer, its general counsel and senior members of its internal audit group. Based on discussions and information received during these meetings and otherwise, the Audit Committee members provide advice, counsel and direction to management and the auditors using their experience in business, financial and accounting matters. During fiscal 2009, the Audit Committee met nine times and routinely reported its activities to the full Board.

During fiscal 2009, the Audit Committee focused on numerous topics, which included the following:

•

Reviewing and discussing the Company’s annual audited financial statements and quarterly financial statements with management and with Accenture’s independent auditors. The committee also reviewed related issues and disclosure items, including the Company’s earnings news releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings.

•

Receiving regular updates on risk-management activities from the chief risk officer and other members of management, including sources of potential risk under the Company’s enterprise risk assessment, and specific risks related to the Company’s contracting activities.

•

Receiving regular updates on the Company’s legal and regulatory compliance activities from the general counsel and compliance officer, including key litigation and other investigative matters; issues or activities related to the Company’s Code of Business Ethics and monitored through the

Accenture Ethics and Compliance Program; and matters related to the Company’s other compliance programs. The committee also assessed the financial literacy, potential qualification as an audit committee financial expert and service on the audit committees of other public companies of each of its members.

•

Discussing with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board. The committee also received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the committee concerning independence and discussed with KMPG their independence and related matters. Discussions with KPMG also included staffing and litigation matters.

•	Reviewing the planned reincorporation in Ireland and key actions required to complete the transition.

As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of August 31, 2009, which was made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. The Audit Committee also reviewed and discussed with KPMG its attestation report on internal control over financial reporting. This report is included in Accenture’s Annual Report on Form 10-K for the year ended August 31, 2009 filed with the SEC on October 19, 2009.

In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2009 for filing with the SEC and presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2010 that KPMG be re-appointed as the Company’s independent auditors to serve until the Company’s annual general meeting of shareholders in 2011 and that the Board submit this appointment to the Company’s shareholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE

Blythe J. McGarvie, Chair

William L. Kimsey

Robert I. Lipp

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Annual Report on Form 10-K. This report is provided by the following independent directors, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Sir Mark Moody-Stuart, Chair

William L. Kimsey

Marjorie Magner

Nominating & Governance Committee Report

The Nominating & Governance Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The purpose of the Nominating & Governance Committee is to assist the Board in fulfilling its responsibility to the Company and to its shareholders, the investment community and other stakeholders by: (1) assessing and nominating (or recommending to the Board for its nomination) strong and capable candidates to serve on the Board; (2) making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board; (3) overseeing the Company’s chief executive officer succession planning process; (4) conducting the annual review of the chief executive officer; (5) developing and recommending to the Board a set of corporate governance principles, including independence standards; and (6) taking a leadership role in shaping the corporate governance of the Company.

The Nominating & Governance Committee met six times during fiscal 2009 and routinely reported its activities to the full Board. At these meetings, it, among other things:

•	considered and proposed to the shareholders that one Class I director and four Class II directors be re-appointed at the 2009 annual general meeting of shareholders to serve a further term;

•	reviewed the qualifications of potential candidates to serve as members of the Board and discussed the size and composition of the Board;

•	discussed succession plans for the Board;

•

conducted a review of the Company’s key governance policies and practices. As previously disclosed, the Committee determined that requiring incumbent non-management directors to leave the Board after serving three consecutive full three-year terms could compel the departure of the most experienced non-management directors and could be detrimental to the governance of the Company. Accordingly, in October 2008 the Committee approved an amendment to the Corporate Governance Guidelines to eliminate mandatory limits on the number of terms that directors could serve;

•	discussed best practices and evolving developments in the area of corporate governance, including governance ratings for the Company;

•

assessed (1) each director’s independence based upon the Company’s independence standards and applicable NYSE and SEC standards and (2) the financial literacy, potential qualification as an audit committee financial expert and service on the audit committees of other public companies of each member of the Audit Committee, and made recommendations to the Board regarding these matters;

•	discussed and approved the Board’s committee structure and assignments;

•

conducted a confidential survey of the Board designed to evaluate the operation and performance of the Board and each of its committees and designed and distributed to each Board member a self-assessment survey designed to enhance each members’ participation and role as a member of the Board, which was reviewed with the member by either the chair of the committee or the lead director; and

•	reviewed key differences in governance practices and policies under the laws of Bermuda and Ireland in connection with the Company’s change of place of incorporation.

The Nominating & Governance Committee will continue to focus on ensuring that the Company’s governance model promotes the efficient and thorough governance of the Company for its benefit and that of its shareholders.

THE NOMINATING & GOVERNANCE COMMITTEE

Wulf von Schimmelmann, Chair

Charles H. Giancarlo

Nobuyuki Idei

Finance Committee Report

The Finance Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of Accenture’s website, accessible through the Investor Relations page at http://investor.accenture.com. The purpose of the Finance Committee is to assist the Board by providing guidance and oversight of the Company’s: (1) capital structure and corporate finance strategy and activities; (2) share redemptions and purchases; (3) treasury function and investment and financial risk management; (4) pension and other retirement plans; (5) insurance plans; and (6) major acquisitions.

During fiscal 2009, the Finance Committee met six times and reported its activities to the full Board. During these meetings, it, among other things:

•	reviewed and discussed the Company’s cash and capital plans;

•	reviewed proposals to authorize share repurchase activities;

•	discussed the Company’s merger and acquisitions plans and activities;

•	discussed return of cash to shareholders and the sizing of the Company’s dividend and recommended to the full Board approval of the Company’s annual dividend; and

•	reviewed and discussed the Company’s treasury function and activities, insurance programs and pension and other retirement plans.

THE FINANCE COMMITTEE

Dina Dublon, Chair

Charles H. Giancarlo

Robert I. Lipp

Marjorie Magner

PROPOSAL NO. 2—RE-APPOINTMENT OF INDEPENDENT AUDITORS

Shareholders are being asked to re-appoint our independent auditors and to authorize the Board, acting through the Audit Committee, to determine the auditors’ remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG as the independent auditors to audit our consolidated financial statements for the fiscal year ending August 31, 2010. The Board is asking our shareholders to approve the re-appointment of KPMG as our independent auditors to hold office until our annual general meeting of shareholders in 2011 and to approve the Audit Committee’s authority to determine the auditors’ remuneration.

We expect that one or more representatives of KPMG will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

The text of the resolution in respect of proposal no. 2 is as follows:

“To re-appoint KPMG as the auditors of the Company until the next annual general meeting of the Company in 2011 and to authorize the Board, acting through the Audit Committee, to determine their remuneration.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS AND THE AUDIT COMMITTEE’S AUTHORITY TO DETERMINE KPMG’S REMUNERATION.

INDEPENDENT AUDITORS’ FEES

Independent Auditors’ Fees

The following table describes fees for professional audit services rendered by KPMG, Accenture’s principal accountant, for the audit of our annual financial statements for the years ended August 31, 2009 and August 31, 2008 and internal control over financial reporting, and fees billed for other services rendered by KPMG during these periods.

	2009	2008
	(in thousands)
Audit Fees(1)	$13,210	$13,079
Audit-Related Fees(2)	1,024	971
Tax Fees(3)	0	0
All Other Fees(4)	3	12

Total	$14,237	$14,062

(1)	Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture Ltd’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-K and Forms 10-Q. Audit Fees include fees for the audit of Accenture’s internal control over financial reporting.

(2)	Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture Ltd’s and Accenture SCA’s financial statements and not included in Audit Fees. Audit-Related Fees also include fees for accounting advice and opinions related to various employee benefit plans, fees for services to issue Statement on Auditing Standards No. 70 reports and fees for due diligence-related services.

(3)	Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above.

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to its charter, the Audit Committee of the Board of Accenture is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. The Audit Committee has delegated to its chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. KPMG’s engagement to conduct the audit of Accenture Ltd for fiscal 2009 was approved by the Audit Committee on October 22, 2008. Additionally, each permissible audit and non-audit engagement or relationship between Accenture and KPMG entered into since September 1, 2007 has been reviewed and approved by the Audit Committee, as provided in its charter.

PROPOSAL NO. 3—APPROVAL OF ACCENTURE PLC 2010 SHARE INCENTIVE PLAN

On December 10, 2009, the Board authorized and approved the Accenture plc 2010 Share Incentive Plan (the “2010 SIP”), subject to shareholder approval. The purpose of the 2010 SIP is to aid Accenture plc in recruiting, retaining and rewarding key employees, directors, consultants or other service providers of outstanding ability and to motivate them to exert their best efforts on behalf of Accenture plc by providing them with incentives through the granting of awards.

The 2010 SIP is similar to the current Accenture 2001 Share Incentive Plan (the “2001 SIP”), but with updates to plan provisions generally intended to reflect changes in tax and accounting rules.

If the 2010 SIP is approved by our shareholders, it will become immediately effective as of February 4, 2010, with up to 50,000,000 Class A ordinary shares reserved for issuance thereunder. Any new equity grants awarded on or after that date will be under the 2010 SIP. No new awards will be granted on or after that date under the 2001 SIP, and any share capacity remaining under the 2001 SIP will be cancelled and will not be incorporated into the 2010 SIP. Shares related to outstanding awards granted under the 2001 SIP prior to the effective date of the 2010 SIP will continue to be satisfied from shares issued under the 2001 SIP. However, any shares underlying awards from the 2001 SIP that remain undelivered due to cancellation or expiration of the awards will not be available for re-grant under the 2010 SIP and will not be credited to the 2010 SIP share reserve.

The principal features of the 2010 SIP are summarized below. The summary is qualified in its entirety by reference to the full text of the 2010 SIP. A copy of the 2010 SIP is attached to this proxy statement as Annex A and is incorporated herein by reference. Definitions in this proposal no. 3 are applicable only within this section.

Description of the Accenture plc 2010 Share Incentive Plan

Administration

The Plan will be administered by the Compensation Committee of the Board (the “Committee”), which may delegate its duties and powers in whole or in part to any subcommittee consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) and “independent directors” within the meaning of the NYSE listed company rules. Additionally, the Committee may delegate the authority to grant awards under the 2010 SIP to any employee or group of employees of Accenture plc; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee is authorized to interpret the 2010 SIP, to establish, amend and rescind any rules and regulations relating to it, and to make any other determinations that it deems necessary or desirable for the administration of the 2010 SIP. The Committee has the authority to establish the terms and conditions of any award under the 2010 SIP consistent with the provisions of the 2010 SIP and to waive any terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

Eligibility

The Committee may grant awards under the 2010 SIP only to employees, directors, or consultants of, or any person who performs services for, Accenture plc who is selected by the Committee to participate in the 2010 SIP (“participants”). Awards may also, in the discretion of the Committee, be made under the 2010 SIP in assumption of, or in substitution for, outstanding awards previously granted by Accenture. The number of shares underlying any substitute awards will be counted against the aggregate number of shares available for awards under the 2010 SIP.

As of November 30, 2009, approximately 15,000 employees, including all of our executive officers, would be eligible to participate in the 2010 SIP. In addition, a small number of consultants and the members of the Board would be eligible to participate in the 2010 SIP. The closing price of an Accenture plc Class A ordinary share was $41.96 on December 14, 2009.

The Company is not currently contemplating any specific grants under the 2010 SIP other than, at this time, we anticipate that, if the 2010 SIP is approved by our shareholders, the annual grants of restricted share units to directors for fiscal 2010 (which are currently anticipated to be similar to the annual grants for fiscal 2009 described under “Compensation of Executive Officers and Directors—Director Compensation for Fiscal 2009—Elements of Director Compensation—Equity Compensation” below) would be made under the 2010 SIP.

Shares Subject to the 2010 SIP

The total number of Accenture plc Class A ordinary shares that may be used to satisfy awards under the 2010 SIP is 50,000,000. These shares may consist, in whole or in part, of unissued shares or previously-issued shares. The issuance or transfer of shares or the payment of cash to a participant upon the exercise or payment of an award will reduce the total number of shares available under the 2010 SIP. Shares that are subject to awards that terminate, lapse or are cancelled may again be used to satisfy awards under the 2010 SIP.

Duration

Awards may be granted under the 2010 SIP until December 10, 2019 (the tenth anniversary of the date the 2010 SIP was approved by the Board), but awards granted before that date may extend beyond that date.

Terms and Conditions of Options

Options granted under the 2010 SIP will be, as determined by the Committee, non-qualified stock options or incentive stock options, as described in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (“ISOs”), for U.S. federal income tax purposes (or other types of options in jurisdictions outside the United States), as evidenced by the related award agreements. Options granted will be subject to the following terms and conditions and to such other terms and conditions as the Committee determines.

Grant Price; Exercisability.    Options granted under the 2010 SIP will have a purchase price per share (“grant price”) that is not less than the fair market value of a share on the date of grant, and will be exercisable at such time and upon such terms and conditions, as may be determined by the Committee.

Exercise of Options.    Except as otherwise provided in the 2010 SIP or in an award agreement, an option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. The exercise date of an option will be the later of the date a notice of exercise is received by Accenture plc and, if applicable, the date payment is received by Accenture plc. Except as otherwise provided in an award agreement, the purchase price for the shares as to which an option is exercised shall be paid in full at the time of exercise at the election of the participant:

•	in cash or its equivalent,

•

to the extent permitted by the Committee, by net-settlement in shares or by transferring shares having a fair market value equal to the aggregate grant price for the shares being purchased to a nominee of Accenture plc and satisfying such other requirements as may be imposed by the

Committee; provided, that such shares have been held by the participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles),

•	partly in cash and, to the extent permitted by the Committee, partly in such shares or

•

through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and deliver promptly to Accenture plc an amount out of the proceeds of such sale equal to the aggregate grant price for the shares being purchased.

ISOs.    The Committee may grant options under the 2010 that are intended to be ISOs. No ISO will have a per share grant price of less than the fair market value of a share on the date granted or have a term in excess of ten years. However, no ISO may be granted to any participant who at the time of such grant owns more than 10% of the total combined voting power of all classes of shares of Accenture plc, unless

•	the grant price for the ISO is at least 110% of the fair market value of a share on the date the ISO is granted and

•	the date on which the ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted.

Any participant who disposes of shares acquired upon the exercise of an ISO either within two years after the date of grant of the ISO or within one year after the transfer of such shares to the participant must notify Accenture plc of the disposition and of the amount realized upon the disposition. All options granted under the 2010 SIP are intended to be nonqualified stock options, unless the applicable award agreement expressly states that the option is intended to be an ISO. If an option is intended to be an ISO, and if for any reason the option (or portion thereof) does not qualify as an ISO, then, to the extent of the nonqualification, the option (or portion thereof) will be regarded as a nonqualified stock option granted under the 2010 SIP, provided that the option (or portion thereof) otherwise complies with the 2010 SIP’s requirements relating to nonqualified stock options.

Terms and Conditions of Share Appreciation Rights

Grants.    The Committee also may grant a share appreciation right independent of an option or a share appreciation right in connection with an option, or a portion thereof. A share appreciation right granted in connection with an option:

•	may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option,

•	will cover the same number of shares covered by an option (or such lesser number of shares as the Committee may determine) and

•

will be subject to the same terms and conditions as the option, except for any conditions on its exercisability or transferability as the Committee deems fit to impose, or any additional limitations as may be included in an award agreement.

Terms.    The exercise price per share of a share appreciation right will be an amount determined by the Committee that is not less than the fair market value of a share on the date of grant. Each share appreciation right granted independent of an option will entitle a participant upon exercise to a payment from Accenture plc of an amount equal to:

•	the excess of the fair market value on the exercise date of one share over the exercise price per share, times

•	the number of shares covered by the share appreciation right.

Each share appreciation right granted in conjunction with an option, or a portion thereof, will entitle a participant to surrender to Accenture plc the unexercised option, or any portion thereof, and to receive from Accenture plc in exchange an amount equal to:

•	the excess of the fair market value on the exercise date of one share over the grant price per share, times

•	the number of shares covered by the option, or portion thereof, which is surrendered.

The date a notice of exercise is received by Accenture plc will be the exercise date. Payment will be made in shares or in cash, or partly in shares and partly in cash, all as determined by the Committee. If the payment is made, in whole or in part, in newly issued shares, the participant will agree to pay to Accenture plc the aggregate par value of such shares. Share appreciation rights may be exercised from time to time upon actual receipt by Accenture plc of written notice of exercise stating the number of shares with respect to which the share appreciation right is being exercised.

Other Share-Based Awards

The Committee may grant awards of shares, awards of restricted shares, awards of restricted share units representing the right to receive a share and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares (“other share-based awards”). These other share-based awards will be in such form, and dependent on such conditions, as the Committee determines. This includes, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other share-based awards may be granted alone or in addition to any other awards granted under the 2010 SIP. Subject to the provisions of the 2010 SIP, the Committee will determine:

•	to whom and when other share-based awards will be made,

•	the number of shares to be awarded under (or otherwise related to) these other share-based awards,

•	whether these other share-based awards will be settled in cash, shares or a combination of cash and shares and

•

all other terms and conditions of the other share-based awards (including, without limitation, their vesting provisions, any required payments to be received from participants and other provisions ensuring that all shares so awarded and issued be fully paid and non-assessable).

Adjustments Upon Certain Events

Generally.    In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to:

•	the number or kind of shares or other securities issued or reserved for issuance pursuant to the 2010 SIP or pursuant to outstanding awards,

•	the grant price or exercise price of any share appreciation right and/or

•	any other affected terms of any award.

Change in Control.    In the event of a change in control (as defined below), the Committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and

•

the payment of a cash amount in exchange for the cancellation of an award which, in the case of options and share appreciation rights, may equal the excess, if any, of the fair market value of the shares subject to such options or share appreciation rights over the aggregate exercise price of such options or share appreciation rights, and/or

•	the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted.

The occurrence of any of the following events will constitute a “change in control”:

•

any person (other than Accenture plc, any trustee or other fiduciary holding securities under an employee benefit plan of Accenture plc, or any company owned, directly or indirectly, by the shareholders of Accenture plc in substantially the same proportions as their ownership of shares of Accenture plc) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Accenture plc, representing 20% or more of the combined voting power of Accenture plc’s then-outstanding securities;

•

during any period of 24 consecutive months, individuals who at the beginning of that period constitute the Board, and any new director (other than a director nominated by any person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a change in control) whose election by the Board or nomination for election by Accenture plc’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

•

the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which Accenture plc is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of Accenture plc immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of Accenture plc or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or

•	the complete liquidation of Accenture plc or the sale or disposition by Accenture plc of all or substantially all of Accenture plc’s assets.

Restrictions on Transfer

Unless otherwise determined by the Committee, an award will not be transferable or assignable by the participant other than by will or by the laws of descent and distribution. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant.

Amendments or Termination

The Board may amend, alter or discontinue the 2010 SIP, but no amendment, alteration or discontinuation will be made which:

•	without the approval of the shareholders of Accenture plc, would increase the total number of shares reserved for the purposes of the 2010 SIP, or

•	without the consent of a participant, would materially adversely affect any of the rights of the participant under any award granted to the participant under the 2010 SIP.

However, the Committee may amend the 2010 SIP in such manner as it deems necessary to permit awards to meet the requirements of the Code or other applicable laws.

Federal Income Tax Information

The following summary briefly describes U.S. federal income tax consequences of rights under the 2010 SIP. However, the summary is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2010 SIP should consult their own professional tax advisors concerning tax aspects of rights under the 2010 SIP.

Stock Options

An employee to whom an ISO that qualifies under Section 422 of the Code is granted generally will not recognize income at the time of grant or exercise of such option (although special alternative minimum tax rules may apply to the employee upon option exercise). No federal income tax deduction will be allowable to Accenture plc upon the grant or exercise of such ISO.

When the employee sells shares acquired through the exercise of an ISO more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the option price. If the employee does not hold such shares for this period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder, and Accenture plc will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

An employee to whom an option that is not an ISO (a “non-qualified option”) is granted will not recognize income at the time of grant of such option. When such employee exercises a non-qualified option, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value as of the date of a non-qualified option exercise of the shares the employee receives, over the option exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount includable in the employee’s gross income, and the employee’s holding period for such shares will commence on the day after which the employee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, Accenture plc will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options in an amount equal to the ordinary compensation income recognized by the employee. Any such compensation includable in the gross income of an employee in respect of a non-qualified option will be subject to appropriate federal, state, local and foreign income and employment taxes.

Restricted Shares

Unless an election is made by the participant under Section 83(b) of the Code, the grant of an award of restricted shares will have no immediate tax consequences to the participant. Generally, upon the lapse of restrictions (as determined by the applicable restricted share agreement between the participant and Accenture plc), a participant will recognize ordinary income in an amount equal to the product of (i) the fair market value of a share of Accenture plc on the date on which the restrictions lapse, less any amount paid with respect to the Award of restricted shares, multiplied by (ii) the number of restricted shares with respect to which restrictions lapse on such date. The participant’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted shares. The participant’s holding period will commence on the date on which the restrictions lapse.

A participant may make an election under Section 83(b) of the Code within 30 days after the date of transfer of an Award of restricted shares to recognize ordinary income on the date of award based on the fair market value of ordinary shares of Accenture plc on such date. An employee making such an election will have a tax basis in the restricted shares equal to the sum of the amount the employee recognizes as ordinary income and any amount paid for such restricted shares, and the employee’s holding period for such restricted shares for tax purposes will commence an the date after such date.

With respect to restricted shares upon which restrictions have lapsed, when the employee sells such shares, the employee will recognize capital gain or loss consistent with the treatment of the sale of shares received upon the exercise of non-qualified options, as described above.

Share Units

A participant to whom a restricted share unit (“RSU”) is granted generally will not recognize income at the time of grant (although the participant may become subject to employment taxes when the right to receive shares becomes “vested” due to retirement eligibility or otherwise). Upon delivery of ordinary shares of Accenture plc in respect of an RSU, a participant will recognize ordinary income in an amount equal to the product of (i) the fair market value of a share of Accenture plc on the date on which the ordinary shares of Accenture plc are delivered, multiplied by (ii) the number of ordinary shares of Accenture plc delivered.

Other Share-based Awards

With respect to other share-based awards paid in cash or ordinary shares, participants will generally recognize income equal to the fair market value of the ordinary shares or the amount of cash paid on the date on which delivery of shares or payment in cash is made to the participant.

Code Section 409A

Section 409A of the Code generally provides rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2010 SIP may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Committee intends to administer and operate the 2010 SIP and establish terms with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases. In the event Accenture plc is required to delay delivery of shares or any other payment under an award in order to avoid the imposition of an additional tax under Section 409A, Accenture plc will deliver such shares (or make such payment) on the first day that would not result in the participant incurring any tax liability under Section 409A.

The text of the resolution in respect of proposal no. 3 is as follows:

“Approval be and is hereby given to the adoption by the Company of the Accenture plc 2010 Share Incentive Plan in accordance with the provisions of a document entitled “Accenture plc 2010 Share Incentive Plan” (the “Plan”), which has been made available to shareholders prior to the meeting and that the directors be and are hereby authorized to take all such actions with reference to the Plan as may be necessary to ensure the adoption and operation of the Plan.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ACCENTURE PLC 2010 SHARE INCENTIVE PLAN.

PROPOSAL NO. 4—APPROVAL OF ACCENTURE PLC 2010 EMPLOYEE SHARE

PURCHASE PLAN

On December 10, 2009, the Board authorized and approved the Accenture plc 2010 Employee Share Purchase Plan (the “2010 ESPP”), subject to shareholder approval. The purpose of the 2010 ESPP is to give eligible employees of Accenture plc the ability to share in Accenture plc’s future success. Accenture plc expects that it will benefit from the added interest these employees will have in the welfare of Accenture plc as a result of their increased equity interest in the Company.

The 2010 ESPP is similar to the current Accenture 2001 Employee Share Purchase Plan (the “2001 ESPP”), but with updates to plan provisions generally intended to reflect changes in tax and accounting rules and to provide greater flexibility to vary the terms upon which shares are offered for purchase to different groups or categories of employees.

If the 2010 ESPP is approved by our shareholders, it will become immediately effective as of February 4, 2010, with up to 45,000,000 Class A ordinary shares reserved for issuance thereunder. The share issuance in May 2010 for the current offering period previously granted as a purchase offer under the 2001 ESPP will be satisfied under the 2001 ESPP. Any new purchase offers made on or after the effective date of the 2010 ESPP will be under the 2010 ESPP. No new purchase offers will be made under the 2001 SIP on or after February 4, 2010 and no new shares will be issued under the 2001 ESPP following the May 2010 purchase. Any share capacity remaining under the 2001 ESPP will be cancelled and will not be incorporated into the 2010 ESPP share reserve.

The principal features of the 2010 ESPP are summarized below. The summary is qualified in its entirety by reference to the full text of the 2010 ESPP. A copy of the 2010 ESPP is attached to this proxy statement as Annex B and is incorporated herein by reference. Definitions in this proposal no. 4 are applicable only within this section.

Description of the Accenture plc 2010 Employee Share Purchase Plan

Administration

The Plan will be administered by the Compensation Committee of the Board (the “Committee”), which may delegate its duties and powers in whole or in part as it determines. The Committee is authorized to interpret the 2010 ESPP, to establish, amend and rescind any rules and regulations relating to it, and to make any other determinations that it deems necessary or desirable for the administration of the 2010 ESPP.

Eligibility; Election to Participate

Any individual who is an employee of Accenture plc or of a subsidiary of Accenture plc that is selected to participate in the 2010 ESPP by the Committee in its sole discretion is eligible to participate in the 2010 ESPP, unless any employee is specifically excluded by the Committee (either individually or by reference to a group or category of employees) from participation. Without limiting the generality of the foregoing, the Committee may exclude from participation:

•	employees whose customary employment is 20 hours or less per week within the meaning of Section 423(b)(4)(B) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	employees whose customary employment is for not more than five months in any calendar year within the meaning of Section 423(b)(4)(C) of the Code;

•

employees who, if granted an option would immediately thereafter own shares possessing 5% or more of the total combined voting power or value of all classes of shares of Accenture plc or of its parent or subsidiary corporation within the meaning of Section 423(b)(3) of the Code. For this purpose, the rules of Section 424(d) of the Code will apply in determining share ownership of an individual, and shares which the employee may purchase under outstanding options will be treated as shares owned by the employee; and

•	employees who are highly compensated employees within the meaning of Section 414(q) of the Code.

The Committee will set forth procedures pursuant to which eligible employees may elect to participate in a given offering period under the 2010 ESPP (which may be on different terms for different eligible employees or subgroups thereof). An “offering period” is a period of time established by the Committee from time to time not to exceed 27 months.

As of November 30, 2009, approximately 167,000 employees, including senior executives, would be eligible to participate in the 2010 ESPP.

Shares Subject to the 2010 ESPP

The total number of Accenture plc Class A ordinary shares which may be issued or transferred under the 2010 ESPP is 45,000,000. The shares may consist, in whole or in part, of unissued shares or previously issued shares. The issuance or transfer of shares pursuant to the 2010 ESPP will reduce the total number of shares available under the 2010 ESPP.

Grant of Option on Enrollment; Purchase Price

With respect to an offering period, each eligible employee who elects to participate in the 2010 ESPP (a “participant”) will be granted an option to subscribe for or purchase (as of the last date of an offering period, or “purchase date”) a number of shares equal to the lesser of

•	the maximum number of shares that a participant may purchase on any given purchase date (as determined by the Committee) or

•

the number determined by dividing the amount accumulated in an account to which payroll deductions of a participant, or other payments made by a participant to the extent provided by the Committee, are credited (“payroll deduction account”) during an offering period by the purchase price per share (“purchase price”).

The purchase price at which a share will be issued or sold for a given offering period will be established by the Committee (and may differ among participants, as determined by the Committee in its sole discretion), but will in no event be less than 85% of the lesser of:

•	the fair market value of a share on the offering date; or

•	the fair market value of a share on the purchase date.

Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares

Payroll deductions (to the extent permitted by applicable local law) will be made on each day that a participant is paid during an offering period. The deductions will be made at the participant’s election as a percentage of the participant’s compensation in 1% increments, from 1% up to such maximum percentage of the participant’s compensation (or maximum dollar amount) as is permitted by the Committee from time to time with respect to that participant. Maximum percentage or dollar amount may differ among participants. For a given offering period, payroll deductions will commence on the offering date and will end on the related purchase date, unless sooner altered or terminated as provided in the 2010 ESPP. A participant’s “compensation” will be defined from time to time by the Committee in its sole discretion with respect to any option or offering period and may be defined differently for different participants for purposes of the 2010 ESPP. Except as otherwise defined by the Committee, “compensation” will (i) include a participant’s base salary, annual bonuses, commissions, overtime and shift pay, in each case prior to reductions for pre-tax contributions made to a plan or salary reduction contributions to a plan excludable from income under Sections 125 or 402(g) of the Code, and (ii) exclude severance pay, stay-on bonuses, long-term bonuses, retirement income, change in control payments, contingent payments, income derived from share options, share appreciation rights and other equity-based compensation and other forms of special remuneration.

Unless otherwise determined by the Committee, a participant may not change the rate of payroll deductions once an offering period has commenced. The Committee will specify procedures by which a participant may increase or decrease the rate of payroll deductions for subsequent offering periods.

All payroll deductions made with respect to a participant will be credited to the participant’s payroll deduction account and will be deposited with the general funds of Accenture plc. To the extent permitted by applicable local law, no interest will accrue on the amounts credited to that payroll deduction account. All payroll deductions received or held by Accenture plc may be used by it for any corporate purpose, and Accenture plc will not be obligated to segregate these payroll deductions, to the extent permitted by applicable local law. Except to the extent provided by the Committee, a participant may not make any separate cash payments into the participant’s payroll deduction account, and payment for shares purchased under the 2010 ESPP may not be made in any form other than by payroll deduction.

On each purchase date, Accenture plc will apply all funds then in the participant’s payroll deduction account to purchase shares pursuant to the option granted on the offering date for that offering period. In the event that the number of shares to be purchased by all participants in any offering period exceeds the number of shares then available for issuance under the 2010 ESPP,

•	Accenture plc will make a pro rata allocation of the remaining shares in as uniform a manner as practicable and as the Committee, in its sole discretion, determines to be equitable and

•	all funds not used to purchase shares on the purchase date will be returned, without interest (to the extent permitted by applicable local law), to the participants.

As soon as practicable following the end of each offering period, the number of shares purchased by each participant will be deposited into an account established in the participant’s name. Unless otherwise permitted by the Committee in its sole discretion, dividends that are declared on the shares held in that account will be reinvested in whole or fractional shares.

Except as otherwise determined by the Committee from time to time, at any time after the 24 month period following the relevant offering date, the participant may:

•	transfer the participant’s shares to another brokerage account of the participant’s choosing or

•	request in writing that those shares be transferred to the participant.

The Committee may require, in its sole discretion, that the participant bear the cost of transferring these shares.

Withdrawal; Termination of Employment

Each participant may withdraw from participation in respect of an offering period or from the 2010 ESPP under terms and conditions as are established by the Committee in its sole discretion. Upon a participant’s withdrawal from participation in respect of any offering period or from the 2010 ESPP, all accumulated payroll deductions in the payroll deduction account will be returned, without interest (to the extent permitted by applicable local law), to that participant, and that participant will not be entitled to any shares on the purchase date or thereafter with respect to the offering period in effect at the time of withdrawal. The participant will be permitted to participate in subsequent offering periods pursuant to terms and conditions established by the Committee in its sole discretion.

A participant will cease to participate in the 2010 ESPP upon the participant’s termination of employment for any reason. All payroll deductions credited to the former participant’s payroll deduction account as of the date of termination will be:

•	in the event termination is due to a transfer to a subsidiary of Accenture plc, applied to the purchase of shares on the next purchase date, or

•

in the event termination is due to any other reason, returned, without interest (to the extent permitted by applicable local law), to the former participant or to the former participant’s designated beneficiary, as the case may be, and the former participant or beneficiary will have no future rights in any unexercised options under the 2010 ESPP, unless the participant again becomes an eligible employee.

Adjustments Upon Certain Events

Generally.    In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to:

•	the number or kind of shares or other securities issued or reserved for issuance pursuant to the 2010 ESPP,

•	the number or kind of shares or other securities subject to outstanding options,

•	the purchase price and/or

•	any other affected terms of these options.

Change in Control.    In the event of a change in control, the Committee in its sole discretion and without liability to any person may terminate the then current offering period and take other actions, if any, as it deems necessary or desirable with respect to any option as of the date of the consummation of the change in control. For purposes of the 2010 ESPP, a “change of control” would be deemed to occur upon any of the same events that constitute a “change of control” under the 2010 SIP described in proposal no. 3.

Restrictions on Transfer

Options granted under the 2010 ESPP will not be transferable or assignable by the participant other than by will or by the laws of descent and distribution.

Amendment or Termination

The 2010 ESPP will continue until the earliest to occur of the following:

•	termination of the 2010 ESPP by the Board,

•	issuance of all of the shares reserved for issuance under the 2010 ESPP, or

•	the tenth anniversary of the effective date.

The Board may amend, alter or discontinue the 2010 ESPP, but no amendment, alteration or discontinuation will be made which:

•	without the approval of the shareholders of Accenture plc, would increase the total number of shares reserved for the purposes of the 2010 ESPP, or

•	without the consent of a participant, would materially adversely affect the rights of a participant under any option granted to the participant under the 2010 ESPP.

However, the Committee may amend the 2010 ESPP in such manner and terminate any offering period (in whole or in part) as it deems necessary to permit the granting of options meeting the requirements of the Code or other applicable laws.

Tax Withholding

Accenture plc has the right to withhold from a participant such withholding taxes as may be required by federal, state, local or other law, or to otherwise require the participant to pay such withholding taxes. Unless the Committee specifies otherwise, a participant may elect to pay a portion or all of such withholding taxes by:

•

delivery of shares, provided that such shares have been held by the participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), or

•	having shares equal to the minimum statutory withholding rate withheld by Accenture plc from any shares that otherwise would have been received by the participant.

Federal Income Tax Information

The following summary briefly describes U.S. federal income tax consequences of rights under the 2010 ESPP. However, the summary is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2010 ESPP should consult their own professional tax advisors concerning tax aspects of rights under the 2010 ESPP.

Generally

The 2010 ESPP is not intended to qualify for special tax treatment under Section 423 of the Code. Therefore, an amount equal to the difference (if any) between the fair market value of the ordinary shares on the purchase date and the purchase price will be treated as ordinary income to participants at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. The participant’s employer will generally be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant in the United States as a result of such disposition, subject to the satisfaction of any tax-reporting obligations.

Code Section 409A

Section 409A of the Code generally provides rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) upon the service provider who is entitled to receive the deferred compensation. Certain purchase rights that may be granted under the 2010 ESPP may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Committee intends to administer and operate the 2010 ESPP in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases. In the event Accenture plc is required to delay delivery of shares or any other payment under the 2010 ESPP in order to avoid the imposition of an additional tax under Section 409A, Accenture plc will deliver such shares (or make such payment) on the first day that would not result in the participant incurring any tax liability under Section 409A.

The text of the resolutions in respect of proposal no. 4 is as follows:

“Approval be and is hereby given to the adoption by the Company of the Accenture plc 2010 Employee Share Purchase Plan in accordance with the provisions of a document entitled “Accenture plc 2010 Employee Share Purchase Plan” (the “ESPP”), which has been made available to shareholders prior to the meeting and that the directors be and are hereby authorized to take all such actions with reference to the ESPP as may be necessary to ensure the adoption and operation of the ESPP.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN.

PROPOSAL NO. 5—AUTHORIZATION TO HOLD THE 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ACCENTURE PLC AT A LOCATION OUTSIDE

OF IRELAND

Under Irish law and in accordance with article 50 of Accenture plc’s articles of association, the shareholders of Accenture plc must authorize holding any annual general meeting of shareholders at a location outside of Ireland. The Board desires to hold the 2011 annual general meeting of shareholders in the United States, as has been our historical practice, and is therefore asking our shareholders to authorize holding the 2011 annual general meeting of shareholders at a location outside of Ireland.

The text of the resolution in respect of proposal no. 5 is as follows:

“That the annual general meeting of shareholders in 2011 may be held at such place outside Ireland as may be determined by the Directors.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION TO HOLD THE 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ACCENTURE PLC AT A LOCATION OUTSIDE OF IRELAND.

PROPOSAL NO. 6—AUTHORIZATION OF ACCENTURE TO MAKE OPEN-MARKET PURCHASES OF ACCENTURE PLC CLASS A ORDINARY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue. During fiscal 2009, we repurchased approximately 19 million shares of our common stock in open-market purchases as part of our share buyback activities.

In this proposal, shareholders are being asked to authorize Accenture plc, or any of its subsidiaries, to make open-market purchases of Class A ordinary shares.

Under Irish law, this authorization cannot exceed 18 months. Accordingly, if adopted, the authority will expire on the close of business on August 4, 2011 unless re-approved at the Company’s annual general meeting of shareholders in 2011. In fact, we expect to propose renewal of this authorization on a regular basis at our annual general meetings of shareholders in 2011 and subsequent years.

These purchases would be made only at price levels that the directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. In addition, the minimum price that may be paid for these shares shall not be less than 80% or more than 140% of the then closing market price of those shares. It should be noted that Accenture plc currently effects repurchases under our existing share repurchase program as redemptions pursuant to Article 5(b)(iv) of our articles of association. Whether or not this proposed resolution is passed, Accenture plc would retain its ability to effect repurchases as redemptions pursuant to its articles of association, although subsidiaries of Accenture plc would not be able to make open-market purchases of Class A ordinary shares.

In order for a subsidiary of Accenture plc to make open-market purchases of Accenture plc’s Class A ordinary shares, such shares must be purchased on a “recognized stock exchange” under Irish law. As of the date hereof, the NYSE, on which Accenture plc Class A ordinary shares are listed, has not yet been named a recognized stock exchange for this purpose under Irish law. We understand, however, that it is likely Irish authorities will in the near future add the NYSE to the list of recognized stock exchanges. Therefore the general authority, if approved by our shareholders, will become effective from the later of (a) the date of passing of the authorizing resolution; and (b) the date on which the NYSE becomes a “recognized stock exchange” for these purposes.

The authority being sought from our shareholders provides that the maximum number of shares authorized to be purchased will be no greater than 112,502,869 Class A ordinary shares, which represents the aggregate amount of shares that may be purchased under the available authorization for our share purchase programs as of November 30, 2009 (based on the average closing price of an Accenture plc Class A ordinary share over the trading days in the 30-day period up to and including November 30, 2009).

The text of the resolution in respect of proposal no. 6 is as follows:

“The Company and any subsidiary of the Company is hereby generally authorized to make open-market purchases of Class A ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the board of directors of the Company may determine from time to time but subject to the following provisions:

(a)  The maximum number of shares authorized to be acquired by the Company and any subsidiaries of the Company pursuant to this resolution shall not exceed 112,502,869 Class A ordinary shares of $0.0000225 each provided that the total aggregate number of shares in the Company to be purchased together with the total number of shares in the Company to be acquired by the Company by way of redemption shall not exceed 112,502,869 Class A ordinary shares.

(b)  The maximum price to be paid for any Class A ordinary share shall be an amount equal to 140% of the closing price on the New York Stock Exchange for the Class A ordinary shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of Company.

(c)  The minimum price to be paid for any Class A ordinary share shall be an amount equal to 80% of the closing price on the New York Stock Exchange for the Class A ordinary shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of Company.

(d)  This general authority will be effective from the occurrence of the later of the following: (i) the date of passing of this resolution and (ii) the date the New York Stock Exchange becomes a recognized stock exchange within the meaning of Section 3(2), and for the purpose of Section 212(1)(b), of the Companies Act 1990.

(e)  This general authority is to expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by special resolution in accordance with the provisions of section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF ACCENTURE TO MAKE OPEN-MARKET PURCHASES OF ACCENTURE PLC CLASS A ORDINARY SHARES.

PROPOSAL NO. 7—DETERMINATION OF THE PRICE RANGE AT WHICH ACCENTURE PLC CAN RE-ISSUE SHARES THAT IT ACQUIRES AS TREASURY STOCK

Our historical open-market share repurchases and other share buyback activities result in shares of our common stock being returned as treasury stock. Our executive compensation program, the ESPP and our other compensation programs make use of treasury shares that we acquire through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which Accenture plc may re-issue any shares held in treasury as new shares of Accenture plc. In this proposal, that price range is expressed as a percentage minimum and maximum of the prevailing market price. Irish law requires that this authorization be renewed by our shareholders every eighteen months, and we therefore expect that it will also be proposed at subsequent annual general meetings.

The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-issued are 80% and 140%, respectively, of the closing market price of the Class A ordinary shares on the day preceding the day on which the relevant share is re-issued. Any re-issuance of treasury shares will only be at price levels that the Board considers to be in the best interests of our shareholders.

Approval of this proposal requires the affirmative vote of at least 75% of the votes cast.

The text of the resolution in respect of proposal no. 7 is as follows:

“the re-issue price range at which any treasury Class A ordinary shares for the time being held by Accenture plc may be issued shall be as follows:

(a)  The maximum price at which a treasury Class A ordinary share may be re-issued shall be an amount equal to 140% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-issued by Accenture plc.

(b)  The minimum price at which a treasury Class A ordinary share may be re-issued shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme or any option schemes operated by Accenture plc or, in all other cases, an amount equal to 80% of the closing price on the New York Stock Exchange for shares of that class on the day preceding the day on which the relevant share is re-issued by Accenture plc.

(c)  The re-issue price range as determined by paragraph (a) and (b) shall expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of section 209 of the Companies Act 1990.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DETERMINATION OF THE PRICE RANGE AT WHICH ACCENTURE PLC CAN RE-ISSUE SHARES THAT IT ACQUIRES AS TREASURY STOCK.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

2009 Compensation Overview

The global economic downturn in fiscal 2009 was widespread, leading to economic contraction in many industries and geographies where the Company operates. While this environment created challenges for Accenture in terms of revenue growth, the Company delivered strong cash flow and profitability for the year as a result of its focused management and the continued execution of its long-term strategy. At the same time, during the year Accenture focused on positioning itself for future growth.

In September 2008, as the global financial crisis began to unfold, the Company provided its business outlook for fiscal 2009. This outlook was based on an assumption of revenue growth of 9% to 12% in local currency. In the first quarter of fiscal 2009, the Company delivered 9% revenue growth in local currency. Beginning in January 2009, the global financial crisis significantly impacted the Company’s ability to achieve its revenue target for the full fiscal year. However, as a result of proactive management of its client relationships, people and cost structure, the Company was able to deliver the following results:

•	New bookings of $23.9 billion, as compared to the Company’s September 2008 business outlook of $26 billion to $29 billion.

•	Net revenues that were flat in local currency, as compared to the Company’s business outlook of 9% to 12% growth in local currency.

•

Operating income of 12.3%, as compared to the Company’s business outlook of 13.0% to 13.3%. Absent a $253 million restructuring charge taken in August 2009, the Company’s operating income for the fiscal year would have been 13.4%.

•

Earnings per share (“EPS”) of $2.44, the second highest in Accenture’s history, as compared to the Company’s business outlook of $2.85 to $2.93. Excluding the 24 cents per share restructuring charge taken in August 2009, EPS would have been $2.68.

•

Free cash flow of $2.92 billion, a record for the Company. This was comprised of $3.16 billion in cash from operating activities and $243 million for property, plant and equipment additions. This compared to the Company’s business outlook of $2.6 billion to $2.8 billion of free cash flow, which was comprised of $3.0 billion to $3.2 billion in cash from operating activities and $400 million for property, plant and equipment additions. This strong free cash flow was primarily driven by improvements the Company made to more quickly collect its receivables, resulting in a nine-day reduction in days services outstanding (DSOs) year over year.

Additionally, during fiscal 2009 the Company took steps to position itself for future growth. Specifically, the Company:

•	Updated its business strategy to identify opportunities to help it continue to succeed in the marketplace.

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Developed its human capital strategy to ensure that it has the right skills and capabilities, at the right levels and in the right places, to continue to bring innovation to its clients and build a high-performance business for the future.

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Made important organizational changes to support future growth, including combining its health and public service businesses; integrating all technology capabilities into a new Technology growth platform; and creating a Business Processing Outsourcing growth platform.

Accenture’s compensation practices are tied to Company and individual performance, which are evaluated based on three broad themes: educating, energizing and inspiring Accenture’s people; driving growth by helping Accenture’s clients become high-performing businesses; and running Accenture as a high-performance business. As discussed more fully below, the Compensation Committee believes that total compensation for the Company’s executive officers should be closely aligned with Company performance and that when Company and executive performance are both in the exceeds range, realizable total direct compensation should approximate the 75th percentile of the Company’s peer group (see “—Process of Determining Executive Compensation” and “—Role of Benchmarking”).

In determining fiscal 2009 performance-based compensation paid to the Company’s named executive officers, the Compensation Committee determined that the chief executive officer and the other named executive officers demonstrated strong financial management and leadership in the face of challenging market conditions. The committee also considered analyses prepared by Watson Wyatt, its external compensation consultant. As described in more detail below, Watson Wyatt analyzed Accenture’s composite performance for the 2007 to 2009 fiscal years, looking at total shareholder return, revenue growth rate, operating income growth rate and earnings per share. Based on its analysis, Watson Wyatt concluded that performance against a peer group of companies (discussed below in “—Role of Benchmarking”) approximated the 69th percentile, while realizable total direct compensation (as defined in “—Role of Benchmarking”) for the named executive officers was lower, at the 56th percentile of the peer group. In a similar Watson Wyatt performance analysis for the 2006 to 2008 fiscal years, the Company’s performance against the applicable peer group approximated the 80th percentile, while realizable total direct compensation for the named executive officers was at the 66th percentile of the peer group.

Total cash compensation for the chief executive officer declined more than 20% for 2009. Total cash compensation for the other named executive officers, taken as a whole, declined 11%. These declines reflect that individual executives and the Company performed well in light of the challenging environment in which the Company was operating, but that the Company did not achieve all of its original financial goals.

Equity compensation included in the Summary Compensation Table reflects expense recognized for equity awards made with respect to the 2008 fiscal year, a year in which all of the Company’s objectives were achieved, and earlier years. Equity awards with respect to the 2009 fiscal year have been approved and will be awarded in January 2010, in accordance with the Company’s standard practice, and consequently are not reflected in the Summary Compensation Table. The total grant date value of performance-related equity to be awarded to the chief executive officer in January 2010 will be equal to the value of awards made a year earlier. For the other named executive officers taken as a whole, total grant date value of performance-related equity will decline 10% compared to the prior year. Of these amounts, 55% of the equity granted to the chief executive officer and more than 50% of the equity granted to the other named executives as a whole will vest at the target level only if the Company achieves 100% of cumulative three-year operating income against plan (the Board approves the operating income plan on an annual basis early in the fiscal year), and only if the Company achieves the 60th percentile on cumulative relative total shareholder return. For example, at the end of fiscal 2008, based upon cumulative two-year results, the 2007 Key Executive Performance Share Program awards were on track to pay out at 118%. As a result of the Company’s fiscal 2009 performance, these awards actually vested at 94%, a 24 point reduction (see “—Long-Term Equity Compensation—Key Executive Performance Share Program” and “Narrative to Grants of Plan-Based Awards Table—Key Executive Performance Share Program”).

Objectives of the Compensation Program

The compensation program for the named executive officers is designed to reward them for their contribution to Company performance and to support achieving the strategic business objectives of:

•	Creating shareholder value; and

•	Delivering results that support Accenture’s business plan and outperform those of its competitors.

In addition, the program is designed to:

•	Attract, retain and motivate the best executives;

•	Offer a compelling reward structure that provides the incentive to executives to continue to expand their contributions to Accenture throughout their careers;

•	Align with Accenture’s principle of meritocracy by differentiating top performers and providing superior rewards for superior results;

•	Continue Accenture’s movement to less-complex and more market-relevant levels and mix of compensation elements; and

•	Ensure rewards are affordable to Accenture by aligning them to its operating plans and expectations about revenue growth.

Process of Determining Executive Compensation

The Compensation Committee evaluates overall Company performance for a fiscal year by reviewing the results achieved for the performance objectives for the year (as discussed below under “—Performance Metrics Utilized in Evaluations”) and then determining whether the Company exceeded, met or partially met the objectives as a whole for the year. Within each of these three levels of achievement, the Compensation Committee further determines whether the Company’s performance was in the low, medium or high range of performance within that level. The Compensation Committee, in consultation with Mr. Green, determined that overall Company performance for fiscal 2009 was “high meets,” meaning that the Company performed at the top of the middle portion of its overall assessment scale.

Mr. Green

In setting Mr. Green’s 2009 compensation, the Compensation Committee met with the Nominating & Governance Committee to review Mr. Green’s performance in the context of the Company’s performance. The committees discussed the fact that the Company’s performance rating for the year was “high meets” and that Mr. Green’s rating should relate to the Company’s performance for the past year. While not all Company objectives were achieved and Company performance for fiscal 2009 was not in the exceeds range, the Nominating & Governance Committee and the Compensation Committee noted that Mr. Green played a crucial role in guiding the Company through a period of challenging economic conditions and in positioning it for the future. They specifically noted that Mr. Green led the refresh of the business strategy, the development of a global human capital strategy and the Company’s organizational changes to support future growth. His leadership also was reflected in feedback on Mr. Green’s performance received by the chief human resources officer from some members of the executive leadership team as well as other senior executives and Company employees, which mirrored the committee’s perspective on Mr. Green’s leadership and performance for the year. Common themes from the feedback on Mr. Green’s performance included that he provided clear strategic direction for the Company during a time when such leadership was vital; that he was the right person to be leading the Company during the economic crisis; and that he inspired and motivated the Company’s people.

After the Compensation Committee and the Nominating & Governance Committee completed their review of Mr. Green’s performance, the Compensation Committee reviewed with Watson Wyatt the results of Watson Wyatt’s market study and pay-for-performance report discussed under “—Role of Benchmarking.” As part of this review, Watson Wyatt provided input to the Compensation Committee regarding Mr. Green’s final 2009 total direct compensation. This input reflected Accenture’s performance results for fiscal 2009, sustained performance results achieved during the chief executive officer’s tenure over the past five years, external market references, internal compensation references and the historical compensation levels provided to the chief executive officer during his tenure. After considering all of these factors, the Compensation Committee determined Mr. Green’s 2009 compensation. Mr. Green was not involved in setting his compensation.

Named Executive Officers Other Than Mr. Green

In determining the 2009 compensation of the other named executive officers, the chief executive officer submitted a recommendation to the Compensation Committee for the overall compensation for each of these officers for the committee’s review, discussion and approval. In making these recommendations, the chief executive officer considered four factors: (1) Company performance, including objective and subjective measures, (2) each officer’s individual contribution and demonstrated leadership, (3) internal comparisons across the executive leadership team and (4) external market references.

Individual contribution and leadership was measured against a set of more than 30 performance “objectives,” some of which were Company-based performance objectives. As described in “—Performance Metrics Utilized in Evaluations,” these financial, operational and qualitative objectives fell under three themes: educating, energizing and inspiring Accenture’s people; driving growth by helping Accenture’s clients become high-performance businesses; and running Accenture as a high-performance business. This approach reflects that the leadership team is collectively responsible for a broad range of Company results and initiatives.

In evaluating performance against the objectives, no formula or pre-determined weighting was used and no one objective was individually material. The chief executive officer discussed with the committee significant performance differentiators, as applicable. The committee reviewed the chief executive officer’s input as well as Watson Wyatt’s market study and pay-for-performance report to make final compensation decisions for the other named executive officers. The committee considered these factors, as well as the objectives, on a collective basis to reach its decisions.

While the Company did not meet all of its objectives in fiscal 2009, the Compensation Committee concluded that these named executive officers demonstrated strong financial and managerial leadership in the face of challenging market conditions.

Cash Compensation

Accenture’s cash compensation has three components: base compensation, the annual bonus and the individual performance bonus.

Base Compensation

Base compensation provides a fixed level of compensation to a named executive officer each year and is reflective of his or her job scope as opposed to individual performance. Each of the named executive officers other than Mr. Green falls into one of the top two levels of responsibility within the

Company, and his or her level is determined objectively based on an evaluation of current responsibilities. Base compensation is the same for all named executive officers at a given level of responsibility, except that it may differ for named executive officers in different countries based on relative market compensation for those responsibilities. Increases to base compensation take effect at the beginning of the compensation year, as described more fully in note 1 to the Summary Compensation Table below. Each of the named executive officers other than Mr. Green received an increase in base compensation for 2009 equal to the increase in base compensation paid to senior executives within their country at the same level of responsibility. Mr. Green is not compensated on the level of responsibility system (see “—Mr. Green” below).

Annual Bonus

The annual bonus plan is a Company-wide program for which all Accenture executives (approximately 31,000 employees) are eligible. The program is designed to ensure that these employees have a portion of their pay aligned with Company results. The annual bonus is designed to reward performance, and funds are accrued based on Company financial performance compared to the earnings target for the year. Final funding decisions are made at the end of the fiscal year and are subject to approval by the Compensation Committee. Once the funding for the year is finalized, individual payout is based on level and performance rating and is paid in December after the end of the fiscal year. Payment is designed to give higher bonuses to top performers.

Each of the named executive officers is assigned an annual target award level that is a percentage of his or her base compensation (from zero to 67.5% for Mr. Green and from zero to 30% for the other named executive officers). A named executive officer may earn more or less than his or her target award based upon the Company’s performance against its earnings targets and the individual’s annual performance rating. While the Company was challenged at the revenue line and did not meet its earnings target, the Company was able to deliver strong profitability and cash flow in fiscal 2009. The Compensation Committee took these results into consideration in approving a funding percentage for the annual bonus at slightly above half of target. This funding percentage applied to all eligible Accenture executives, including the named executive officers.

Individual Performance Bonus

The individual performance bonus is offered to all Accenture Level 1-3 senior executives (approximately 2,150 people). Based on the individual’s level of responsibility, the named executive officers are eligible to receive an individual performance bonus that is a percentage from zero to 180% of base compensation for Mr. Green or from zero to 160% of base compensation for the other named executive officers. The individual performance bonus program year aligns with Accenture’s fiscal year. Payment is determined based on the individual’s annual performance rating.

Named Executive Officers Other Than Mr. Green

Mr. Green presents to the Compensation Committee recommendations for the total cash bonus (i.e., the annual bonus and the individual performance bonus) to be awarded to each named executive officer as part of his overall compensation recommendations for these officers. The Compensation Committee then makes a final decision on the total cash bonus compensation awarded to these officers as part of its decision on the overall compensation for each of these officers.

Mr. Green

As a result of its assessment and the input of Watson Wyatt, the Compensation Committee approved the following compensation for Mr. Green:

•	a base pay freeze for 2010;

•	a 21% reduction in cash bonus compensation for 2009 compared to 2008; and

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$11 million in equity awards, consistent with Mr. Green’s equity award amount last year (excluding the one-time 2009 Chief Executive Officer Award described below). As discussed in “—2009 Compensation Overview,” 55% of this total equity award will vest at the target level only if future performance criteria (operating income and total shareholder return) are met over a three-year period.

Long-Term Equity Compensation

The Company intends for long-term equity compensation to constitute a significant component of the compensation opportunity for both the chief executive officer and the other named executive officers. The Company offers all of its equity grants in the form of restricted share units (“RSUs”). In fiscal 2009, the Company’s executive compensation program included four separate programs under which the named executive officers were eligible for RSU grants. Of these, the Key Executive Performance Share Program is the most significant. The Senior Officer Performance Equity Award Program and the Performance Equity Award Program also represent means by which equity may be granted to the named executive officers. In addition, the Voluntary Equity Investment Program encourages share ownership among all of the Company’s senior executives, including the named executive officers. These programs are intended to reward the performance of the named executive officers, align their pay with achievement of both annual and long-term performance goals and encourage them to acquire meaningful ownership stakes in Accenture. For additional information on the terms of each of these programs and the named executive officers who received awards under them during fiscal 2009, see “Grants of Plan-Based Awards for Fiscal 2009” and “Narrative to Grants of Plan-Based Awards Table” below.

Mr. Green recommends to the Compensation Committee the total equity (i.e., under the Key Executive Performance Share Program, the Senior Officer Performance Equity Award Program and the Performance Equity Award Program) to be awarded to each other named executive officer as part of his overall compensation recommendations based, in part, on annual Company performance and Mr. Green’s evaluation of each individual’s performance, each as described under “—Performance Metrics Utilized in Evaluations.” The Compensation Committee then made a final decision on the equity awarded to these officers. The Compensation Committee reviewed the input of Watson Wyatt and then determined the grant amounts for Mr. Green.

Key Executive Performance Share Program

The Key Executive Performance Share Program is the primary program under which the Compensation Committee grants RSUs to select members of the executive leadership team. The program rewards these individuals for driving the Company’s business to meet performance objectives related to two metrics, operating income results and relative shareholder return, over a three-year period following the grant. For grants made in fiscal 2009, the Company continued its approach of weighting operating income results more heavily than total shareholder return (see the specific performance vesting criteria discussed in the “Narrative to Grants of Plan-Based Awards Table” below). This approach recognizes that total shareholder return can be influenced considerably by external factors and does not reflect the Company’s performance against its objectives as accurately as operating income results. Vesting of grants under the program depends on Accenture’s cumulative performance against these metrics over a three-

year period. The Company believes this is important because it aligns a significant portion of the named executive officers’ realizable total direct compensation against performance over an extended period. For example, a period of poor performance against the Company’s operating income or total return targets could affect the ultimate vesting percentage for several years of RSU grants made to them.

Senior Officer Performance Equity Award Program

The Senior Officer Performance Equity Award Program provides an annual award of RSUs to select high-performing members of the executive leadership team in recognition of prior year performance. The program furthers the Company’s goals of compensating the named executive officers at levels comparable with those of the Company’s peer companies and expanding the equity component of the named executive officers’ compensation to reach a market-relevant level mix of pay.

Performance Equity Award Program

The Performance Equity Award Program is a plan funded based on overall Company performance for which all Accenture senior managers and senior executives (approximately 15,000 people) are eligible. The highest-performing individuals receive equity grants in the form of RSUs based on their annual performance rating. Each of the named executive officers except Mr. Green is eligible for grants under this program based on his or her annual performance rating. The payout percentage under this program may also be adjusted based on Company performance. While the payout percentage was set at 100% for grants made in January 2009 that related to fiscal 2008, the percentage was lowered to 50% for the grants to be made in January 2010 that relate to fiscal 2009.

Voluntary Equity Investment Program

The Voluntary Equity Investment Program is a matching program that further encourages share ownership among all Accenture senior executives, who may designate up to 30% of their cash compensation to make monthly purchases of Accenture plc Class A ordinary shares. Following the end of the program year, participants are awarded a 50% matching RSU grant that vests two years later, i.e., senior executives receive one RSU for every two shares purchased during the year that they have not sold or transferred through the end of the matching grant date.

2009 Chief Executive Officer Award

In addition to the above programs and as reported in the proxy statement for the Company’s 2009 annual general meeting of shareholders, the Compensation Committee awarded an additional equity grant of RSUs to Mr. Green during the fiscal year. The award was made both in recognition of Mr. Green’s leadership and to encourage his continued service with the Company. The grant was made on January 1, 2009 (following the evaluation period for fiscal 2008) and had a grant date fair market value of $6,000,000. The grant will vest in full on January 1, 2012, contingent upon Mr. Green’s continued employment as the Company’s chairman or chief executive officer until that date. Although the grant does not vest until fiscal 2012, a portion of the grant is required to be reflected as compensation in the Summary Compensation Table for fiscal 2009.

Other Compensation

Consistent with the Company’s compensation philosophy, the Company provides only limited personal benefits to the named executive officers. These include premiums paid on life insurance policies and tax-return preparation services. In addition, the named executive officers based in the U.S. are eligible to receive matching gifts to educational institutions under the charitable gift matching program applicable to all U.S. employees. These additional personal benefits are not a significant component of the compensation of the named executive officers. Additional discussion of the personal benefits and other compensation provided to the named executive officers in fiscal 2009 is included in the Summary Compensation Table below.

Role of Benchmarking

To support the Compensation Committee, Watson Wyatt performs extensive analyses focusing on the amount and mix of compensation opportunity, the difficulty of achieving incentive plan goals, and pay-for-performance alignment.

Additionally, each year, the Compensation Committee reviews and approves a peer group for use in conducting competitive market analyses of compensation for the named executive officers and directors. The Company does not believe many companies compete directly with it in all lines of its business. However, with the assistance of Watson Wyatt, the Company has identified a peer group of relevant public companies for which data are available that are comparable to it in at least certain areas of its business. This group of companies is different from, and broader than, the peer group companies used for the five-year comparison of cumulative total return the Company presents in its annual report to shareholders. The Compensation Committee believes this grouping provides a meaningful gauge of current pay practices and levels as well as overall compensation trends among companies engaged in the different aspects of the Company’s business.

Following are the peer group companies used in assessing compensation:

•	Affiliated Computer Services, Inc.

•	Automatic Data Processing, Inc.

•	Cisco Systems, Inc.

•	Computer Sciences Corporation

•	EMC Corporation

•	Hewlett-Packard Company

•	International Business Machines Corporation

•	Lockheed Martin Corporation

•	Marsh & McLennan Companies, Inc.

•	Microsoft Corporation

•	Oracle Corporation

•	SAIC, Inc.

•	Xerox Corporation

The Compensation Committee also reviewed, for reference, a report provided by Watson Wyatt on compensation levels of the highest-paid executives at 140 U.S.-based companies with annual revenues of more than $10 billion. The Compensation Committee utilizes this information to increase its understanding of current compensation practices in the broader marketplace. While providing valuable background information, this information did not materially affect the determination of the compensation of any named executive officer for fiscal 2009.

Consistent with the Company’s compensation objectives, programs are structured to provide each of the named executive officers a total compensation opportunity that is approximately the 75th percentile of the Company’s main peer group if individual and Company performance objectives are met. The Compensation

Committee believes a target opportunity at the 75th percentile is desirable to attract, motivate and retain the best executives in order to perform in the upper quartile. The Company’s programs are designed so that the named executive officers can only achieve this level of compensation if both their individual performance and the Company’s performance are in the exceeds range, as discussed below under “—Performance Metrics Utilized in Evaluations.”

In structuring compensation for the named executive officers, the Compensation Committee uses both a multi-year evaluation of realizable total direct compensation and a single-year evaluation of these officers’ total compensation for the year, both of which are prepared by Watson Wyatt and compare the Company’s performance relative to its peer group. The realizable total direct compensation analysis seeks to assess whether Company performance and pay that is earned over a given period are aligned. Realizable total direct compensation is defined as the sum of (1) cash compensation received during the most recent three-year period; (2) the ending value (rather than the grant date fair value) of all stock options and time-vested restricted shares granted during the most recent three-year period, as measured by the closing stock price at fiscal year-end; and (3) the ending value of performance-vested equity awards that were earned in the final year of the most recent three-year period, also as measured by the closing stock price at fiscal year-end. For the 2007 to 2009 fiscal years, the Company’s composite performance with respect to total shareholder return, revenue growth rate, operating income growth rate and earnings per share was at the 69th percentile of the Company’s peer group. Using the methodology described above for the three-year comparison period, realizable total direct compensation for Accenture’s named executive officers was in the 56th percentile of the Company’s peer group - lower than the Company’s composite performance percentile. The Compensation Committee believes that, over the most recently completed three-year period, Accenture’s cumulative realizable total direct compensation and performance are well aligned. These findings are consistent with Watson Wyatt’s analyses for the 2006 to 2008 fiscal years.

The committee also reviewed a one-year benchmark against the same metrics. However, given the significant market turmoil at the time most of the Company’s peer companies granted equity for the completed 2008 calendar year, the most recent year for which compensation information is publicly available, the Compensation Committee did not view this analysis as meaningful and did not take it into consideration when setting fiscal 2009 compensation for the named executive officers.

Performance Metrics Utilized in Evaluations

As discussed under “—Cash Compensation,” although no single objective is material on its own, individual performance-based compensation for the named executive officers is determined by evaluating their performance against annual objectives. These objectives include financial objectives that are set at the beginning of the year by reference to annual fiscal-year performance targets set for Accenture with respect to revenue growth in local currency, operating income, earnings per share, new bookings and free cash flow, as well as other non-financial objectives, as described below. These objectives are reviewed and approved by the Compensation Committee and serve as one of the components against which the committee considers Mr. Green’s performance for the relevant year. Relevant portions of these Company-wide performance targets are then incorporated into the performance objectives of the other named executive officers. Different combinations of objectives apply to each of the named executive officers depending on his or her functional role, and each named executive officer may also have additional objectives specific to his or her role.

The Company evaluates the annual performance of, and issues an individual performance rating for, each of the named executive officers by assessing whether they exceeded, met or partially met their performance objectives for the year. The individual performance rating and evaluation was used by Mr. Green in connection with setting the recommendation for each named executive officer’s 2009 individual performance bonus. The individual performance and evaluation was also a factor in Mr. Green’s recommendation of the amount awarded under the annual bonus plan. The Company does not apply a formula or use a pre-determined weighting when comparing overall performance against the various objectives and no single objective is material in determining individual performance.

As in prior years, the Company’s performance objectives for fiscal 2009 centered on three overarching themes:

•

Educating, energizing and inspiring the Company’s people.    The Company’s objectives included developing future Company leaders, motivating its employees and defining and executing its human capital and diversity strategies. These objectives were applicable to each of the named executive officers. In fiscal 2009, the Company defined its human capital strategy to ensure that it has the right skills and capabilities, at the right levels and in the right places, to continue to bring innovation to its clients and build a high-performance business for the future. The Company continued to invest in its people - spending approximately $800 million on training for its employees during the year - to build their skills and ensure they have the capabilities to continue helping the Company’s clients. The Company also launched programs to identify and develop high-potential future Accenture leaders in Greater China, India, Mexico and Russia. The Company was widely recognized externally for its diversity efforts to attract and retain working mothers, ethnic minorities, and gay, lesbian, bisexual and transgender employees. Finally, the Company increased its commitment to corporate citizenship and sustainability initiatives.

•

Driving growth by helping the Company’s clients become high-performance businesses.    The Company’s objectives included further developing market-leadership positions in its growth platforms, enhancing its core business, revitalizing its industry offerings, strengthening its industry differentiation and focusing on growth in emerging markets. These objectives were applicable to each of the named executive officers except the chief financial officer. To help achieve this, the Company made important organizational changes—combining its health and public service businesses to take advantage of the opportunities involving healthcare information technology; integrating all technology capabilities into a new Technology growth platform to provide clients with fully integrated technology solutions; and creating a Business Processing Outsourcing growth platform to address the needs of buyers of BPO services. In addition, in fiscal 2009 the Company focused on expanding its business in key geographic markets, with a special emphasis on Brazil, Russia, India, China, South Korea and Mexico.

•

Running Accenture as a high-performance business.    The Company’s fiscal 2009 business outlook included the new bookings, revenues, operating income, earnings per share and free cash flow targets outlined in the 2009 Compensation Overview section above. The Company’s objectives were calibrated within or slightly above the target ranges for these metrics in its business outlook. The new bookings and revenues objectives were applicable to each of the named executive officers except the chief financial officer. The operating income, earnings per share and free cash flow objectives were applicable to each of the named executive officers. For fiscal 2009, final results for many of the Company’s operating and financial metrics were lower than the business outlook developed at the outset of the year as a result of the global economic downturn. In particular, many of the revenue-oriented performance goals keyed to the Company’s financial plan for 2009 were not met. However, Company performance was more favorable on specific financial measures such as free cash flow where the metric also reflected the Company’s financial management.

In addition, during fiscal 2009 the Company completed its reincorporation to Ireland, improved its gross margins by 100 basis points (primarily in its outsourcing business) and achieved high levels of internal controls compliance.

Share Ownership Guidelines

The Company’s most stringent share ownership guidelines apply to the named executive officers. These share ownership guidelines are intended to ensure that each of the named executive officers holds a meaningful ownership stake in Accenture. The Company intends that this ownership stake will further align the interests of the named executive officers and the Company’s shareholders. Under these guidelines, each of the named executive officers is required to own Accenture equity with a value equal to at least six times his or her base compensation. Each of the named executive officers maintains ownership of Accenture equity considerably in excess of these requirements.

Employment Agreements

The Company’s named executive officers have each entered into standard employment agreements with the Company. The Company does not generally offer the named executive officers employment agreements that include pre-negotiated compensatory commitments, guaranteed salary or bonus, severance packages or other features that are commonly found in executive employment agreements in its industry, other than as may be required by law. Instead, these named executive officers receive compensatory rewards that are tied to their own performance and the performance of the Company’s business, rather than by virtue of longer-term employment agreements. This is consistent with the Company’s objective to reward individual performance and support the achievement of its business objectives.

Post-Termination Compensation

The Company has structured its employment arrangements with the named executive officers to avoid significant post-termination compensation, other than as may be required by law. Although some of the Company’s employment agreements provide that the Company offers four or six months advance notice if it terminates a named executive officer’s employment (or, at the Company’s discretion, four or six months pay in lieu of this notice), the Company’s agreements do not contain multi-year or significant lump-sum compensation payouts to a named executive officer upon termination of employment. Similarly, the Company has chosen in general not to contribute to pension or other retirement plans for the named executive officers. It also does not offer them significant deferred cash compensation or other post-employment benefits. However, Mr. Flöther participates in deferred compensation arrangements in his home country in which the Company guarantees a certain minimum rate of return at retirement. See “Potential Payments Upon Termination.” The Company believes this focus on performance, rather than benefits, is consistent with its “high performance” business culture.

Summary Compensation Table

The table below sets forth the compensation earned by or paid to our named executive officers during the fiscal years ending August 31, 2007, August 31, 2008, and August 31, 2009. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)(4)	Option Awards (3)	Non-Equity Incentive Plan Compensation (5)		Change in Pension Value and Non Qualified Deferred Compensation Earnings	All Other Compensation (6)	Total
William D. Green	2009	$1,237,500	—	$14,651,778	—	$2,375,000		—	$12,821	$18,277,099
Chief Executive Officer	2008	$1,133,640	—	$10,664,752	—	$3,010,000		—	$14,655	$15,241,157
		$418,110
	2007	$903,420	$1,741,400	$7,192,154	$54,015	$450,000		—	$10,666	$11,995,985
		$1,644,330
Pamela J. Craig(7)	2009	$1,175,265	—	$2,903,675	—	$1,784,052		—	$13,061	$5,876,053
Chief Financial Officer	2008	$1,050,720	—	$1,522,130	—	$1,904,430		—	$18,182	$4,742,962
		$247,500
	2007	$768,900	$1,263,240	$529,848	$40,078	$230,670		—	$12,201	$3,744,937
		$900,000
Kevin M. Campbell(8)	2009	$1,122,529	—	$3,106,896	$118,705	$1,198,861	(11)	—	—	$5,546,991
Group Chief Executive—Technology	2008	$1,012,605	—	$2,022,245	$225,235	$1,126,523	(11)	—	—	$4,568,108
		$181,500
	2007	$768,900	$892,980	$1,434,889	$286,110	$115,902	(11)	—	—	$4,193,281
		$694,500
Karl-Heinz Flöther(9)	2009	$1,237,338	—	$3,713,522	—	$1,727,898		—	—	$6,678,758
Chief Strategy & Corporate Development Officer	2008	$1,237,121	—	$3,621,777	—	$1,939,526		—	$11,427	$7,208,246
		$398,395
	2007	$916,698	$1,449,183	$1,904,662	$42,483	$300,298		—	$11,051	$6,033,234
		$1,408,859
Stephen J. Rohleder(10)	2009	$1,175,265	—	$3,850,791	—	$1,643,020		—	$28,193	$6,697,269
Group Chief Executive—Health & Public Service	2008	$1,072,170	—	$2,888,646	—	$1,943,308		—	$13,772	$6,206,646
		$288,750
	2007	$851,250	$1,408,440	$1,731,727	$40,078	$255,375		—	$12,371	$5,387,491
		$1,088,250

(1)	Amounts reported in the first line of this column for fiscal 2007 and 2008 represent base compensation earned during that fiscal year. Amounts reported in the second line of this column for fiscal 2008 represent the last payments (from September 1 to November 30, 2007) of performance compensation as a component of monthly salary under our historical compensation system. (Starting with the 2008 compensation year, the historical performance element of monthly salary was replaced with the individual performance bonus, paid in a lump-sum following the completion of the compensation year.) Amounts reported in the second line of this column for fiscal 2007 represent the full fiscal year’s performance compensation paid under the historical system as a component of monthly salary. Under the historical system, a portion of salary was based on the executive’s job performance rating for the immediately preceding fiscal year. For a discussion of our base and performance-based compensation, see “Compensation Discussion and Analysis—Cash Compensation.” The individual performance bonus, which replaced the historical performance element of monthly compensation, is included in the “Non-Equity Incentive Plan Compensation” column of this table.

(2)	For fiscal 2007, amounts represent a one-time transition bonus paid in December 2007. The transition bonus was designed to partially compensate the executives in connection with the elimination of the performance element of monthly salary, and was determined based on the executive’s individual job performance in fiscal 2007. It was not part of a non-equity incentive program. Beginning in fiscal 2008 (for the 2008 compensation year), we introduced the individual performance bonus, under which each of our named executive officers received an award (included in the “Non-Equity Incentive Plan Compensation” column of this table). For a discussion of our performance-based cash compensation, see “Compensation Discussion and Analysis—Cash Compensation.”

(3)	Represents dollar amounts recognized for financial statement reporting purposes in the applicable fiscal year, disregarding any estimates of forfeitures based on service-based vesting conditions. The assumptions made when calculating the amounts in each column are found in Note 12 (Share-Based Compensation) to our Consolidated Financial Statements in Part I, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2009. Terms of the 2009 stock awards are summarized under “Compensation Discussion and Analysis—Long-Term Equity Compensation” above and in the “Narrative to Grants of Plan-Based Awards Table” below. The exercise price of stock options that were granted to our named executive officers (all granted in fiscal 2005) was set at a price equal to the average of the high and low trading price of a share of our stock on the date of grant, as required by our equity compensation plans. We believe this average is more representative of the price of our stock on the date of grant than a price from a single, arbitrary point in time.

(4)	As described further under “Narrative to Grants of Plan-Based Awards Table” below, under the terms of the Key Executive Performance Share Program, the Performance Equity Award Program, and the Senior Officer Performance Equity Award Program, as a result of their ages, some of our named executive officers are entitled to age-based accelerated vesting of their equity awards. Age-based accelerated vesting results in the recognition of greater expense amounts in the year the award is granted as compared to the expense for other award recipients, even where the grant date fair market value of the awards granted to the other recipients may be the same or greater. With respect to the Key Executive Performance Share Program awards, age-based vesting is provisional (meaning that awards may vest at the end of the applicable performance period even if the executive’s employment terminates under specified conditions prior to the end of the term), and actual vesting remains conditioned upon the Company’s performance with respect to identified metrics over the applicable three-year performance period. Thus, it is not more likely that executives who have received provisional age-based vesting of these awards will realize their potential value than it is for any of the other executives.

Age-based accelerated vesting applies to awards made to Messrs. Green and Flöther under the Key Executive Performance Share Program, to Ms. Craig and Messrs. Green, Flöther and Rohleder under the Senior Officer Performance Equity Award Program, and also to Ms. Craig and Messrs. Flöther and Rohleder under the Performance Equity Award Program.

The fiscal 2009 grants are in recognition of Accenture’s performance in fiscal 2008, a year in which we achieved or exceeded all of the Company’s objectives and goals.

The fiscal 2009 amounts recognized in our financial statements for stock awards for each named executive officer include the following:

	Mr. Green	Ms. Craig	Mr. Campbell	Mr. Flöther	Mr. Rohleder
2006 Key Executive Performance Share Program*	$(18,000)	—	—	$(5,625)	$(23,625)
2007 Key Executive Performance Share Program	439,999	$412,496	$247,498	19,841	577,495
2008 Key Executive Performance Share Program	1,157,889	656,243	656,243	—	656,243
2009 Key Executive Performance Share Program	5,999,985	437,497	437,497	1,749,996	437,497
2007 Performance Equity Award	—	—	18,749	—	18,749
2008 Performance Equity Award	—	74,995	—	—	74,995
2009 Performance Equity Award	—	325,906	228,134	299,981	325,906
2007 Senior Officer Performance Equity Award	444,437	166,661	—	27,777	499,996
2008 Senior Officer Performance Equity Award	833,328	388,861	166,662	111,108	583,306
2009 Senior Officer Performance Equity Award	4,444,420	370,359	222,215	999,969	555,544
2007 Voluntary Equity Investment Program	16,392	—	—	47,048	3,398
2008 Voluntary Equity Investment Program	—	—	—	232,002	69,691
2009 Voluntary Equity Investment Program	—	70,657	—	231,425	71,596
2009 Chief Executive Officer Award	1,333,328	—	—	—	—
2005 Senior Executive Bonus Share Program Award**	—	—	29,118	—	—
2005 Senior Executive Celebratory RSU Award**	—	—	1,100,780	—	—

TOTAL	$14,651,778	$2,903,675	$3,106,896	$3,713,522	$3,850,791

*	Negative amounts recognized for Messrs. Green, Flöther and Rohleder with respect to the 2006 Key Executive Performance Program reflect adjustments to the previous year’s expense, based on final determination of the awards’ vesting.

**	The 2005 Senior Executive Bonus Share Program Award and the 2005 Senior Executive Celebratory RSU Award, for which amounts are recognized for Mr. Campbell, are both awards Mr. Campbell received on March 21, 2005 in connection with his hiring as a senior executive. The unvested portion of the 2005 Senior Executive Celebratory RSU Award vests in full on the fifth anniversary of the grant date, and the 2005 Senior Executive Bonus Share Program Award vests in one-tenth installments annually on the anniversary of the grant date through March 21, 2015. Pursuant to the terms of the equity award, a portion of Mr. Campbell’s cash award from the annual bonus program ($22,500 annually) is used to fund a portion of his 2005 Senior Executive Bonus Share Program Award.

(5)	For fiscal 2009, amounts reflect payments to be made in December 2009 under the individual performance bonus program and the annual bonus plan, as follows:

	Individual Performance Bonus	Annual Bonus Plan	Total
Mr. Green	$1,875,000	$500,000	$2,375,000
Ms. Craig	$1,645,371	$138,681	$1,784,052
Mr. Campbell	$1,066,402	$132,459	$1,198,861
Mr. Flöther	$1,567,100	$160,798	$1,727,898
Mr. Rohleder	$1,504,339	$138,681	$1,643,020

The annual bonus plan and individual performance bonus program are summarized under “Compensation Discussion and Analysis—Cash Compensation” above. For fiscal 2007, amounts reflect payments made in December 2007 under the annual bonus plan.

(6)	Amounts reflect the aggregate incremental cost of perquisites provided to the named executive officer, including life insurance premiums, matching gifts to educational institutions under our charitable gift matching program and tax-return preparation services. Amounts for these items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.

Also included for fiscal 2009 are tax gross-up payments of $241 for Mr. Green; $15,720 for Mr. Rohleder; and $88 for Ms. Craig, paid as reimbursement for taxes paid in jurisdictions in which those executives provided services to the Company outside of their respective home jurisdictions. This resulted in taxes due in excess of the rate applicable to their respective home jurisdictions, which were reimbursed by the Company.

(7)	Ms. Craig became our chief financial officer during fiscal 2007, on October 31, 2006.

(8)	Mr. Campbell served as our Group Chief Executive—Outsourcing, until August 31, 2009, when he became our Group Chief Executive—Technology.

(9)	Mr. Flöther, who is based in Germany, is compensated in Euros. We have converted his cash compensation to U.S. dollars based on average monthly translation rates over the applicable fiscal year, except with respect to the Bonus amount and all of the Non-Equity Incentive Plan Compensation amounts, which were converted based on the monthly translation rates for the month in which the applicable payments were made. Mr. Flöther served as our Group Chief Executive, Systems Integration & Technology through August 31, 2009 when he became our Chief Strategy & Corporate Development Officer.

(10)	Mr. Rohleder served as our chief operating officer until August 31, 2009, when he became our Group Chief Executive—Health & Public Service.

(11)	For each year, includes $22,500 that is not funded in cash but is used to fund a portion of Mr. Campbell’s 2005 Senior Executive Bonus Share Program Award pursuant to the terms of that equity award program.

Grants of Plan-Based Awards for Fiscal 2009

The table below summarizes each grant of an equity or non-equity award made to the named executive officers during fiscal 2009 under any plan.

Name	Grant Date	Date of Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
William D. Green	1/1/2009	11/25/2008	—		—		—		—	—	—	153,609	(3)	—	—	$4,999,973
	1/1/2009	12/16/2008	—		—		—		—	—	—	184,331	(4)	—	—	$5,999,974
	1/1/2009	11/25/2008	—		—		—		92,156	184,340	276,497	—		—	—	$5,999,985
	11/25/2008	11/25/2008	$0	(5)	$562,500	(5)	$843,750	(5)	—	—	—	—		—	—	—
	11/25/2008	11/25/2008	$0	(6)	$1,250,000	(6)	$2,250,000	(6)	—	—	—	—		—	—	—
Pamela J. Craig	1/1/2009	11/25/2008	—		—		—		—	—	—	30,721	(4)	—	—	$999,969
	1/1/2009	11/25/2008	—		—		—		—	—	—	12,288	(7)	—	—	$399,974
	1/5/2009	7/25/2007	—		—		—		—	—	—	4,438	(8)	—	—	$156,945
	1/1/2009	11/25/2008	—		—		—		26,878	53,765	80,645	—		—	—	$1,749,988
	11/25/2008	11/25/2008	$0	(5)	$235,053	(5)	$352,580	(5)	—	—	—	—		—	—	—
	11/25/2008	11/25/2008	$0	(6)	$1,410,318	(6)	$1,880,424	(6)	—	—	—	—		—	—	—
Kevin M. Campbell	1/1/2009	11/25/2008	—		—		—		—	—	—	30,721	(4)	—	—	$999,969
	1/1/2009	11/25/2008	—		—		—		—	—	—	12,288	(7)	—	—	$399,974
	1/1/2009	11/25/2009	—		—		—		26,878	53,765	80,645	—		—	—	$1,749,988
	11/25/2008	11/25/2008	$0	(5)	$224,506	(5)	$336,759	(5)	—	—	—	—		—	—	—
	11/25/2008	11/25/2008	$0	(6)	$909,248	(6)	$1,290,908	(6)	—	—	—	—		—	—	—
Karl-Heinz Flöther(9)	1/1/2009	11/25/2008	—		—		—		—	—	—	30,721	(4)	—	—	$999,969
	1/1/2009	11/25/2008	—		—		—		—	—	—	9,216	(7)	—	—	$299,981
	1/1/2009	11/25/2008	—		—		—		26,878	53,765	80,645	—		—	—	$1,749,988
	1/5/2009	7/25/2007	—		—		—		—	—	—	14,536	(8)	—	—	$514,050
	11/25/2008	11/25/2008	$0	(5)	$247,468	(5)	$371,201	(5)	—	—	—	—		—	—	—
	11/25/2008	11/25/2008	$0	(6)	$1,484,806	(6)	$1,979,741	(6)	—	—	—	—		—	—	—
Stephen J. Rohleder	1/1/2009	11/25/2008	—		—		—		—	—	—	46,082	(4)	—	—	$1,499,969
	1/1/2009	11/25/2008	—		—		—		—	—	—	12,288	(7)	—	—	$399,974
	1/1/2009	11/25/2008	—		—		—		26,878	53,765	80,645	—		—	—	$1,749,988
	1/5/2009	7/25/2007	—		—		—		—	—	—	4,497	(8)	—	—	$159,031
	11/25/2008	11/25/2008	$0	(5)	$235,053	(5)	$352,580	(5)	—	—	—	—		—	—	—
	11/25/2008	11/25/2008	$0	(6)	$1,410,318	(6)	$1,880,424	(6)	—	—	—	—		—	—	—

(1)	Reflects RSU grants made pursuant to the fiscal 2009 Key Executive Performance Share Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Key Executive Performance Share Program” above.

(2)	Represents the grant date fair value of each equity award computed in accordance with U.S. GAAP.

(3)	Represents RSU grant made pursuant to the fiscal 2009 Senior Officer Performance Equity Award program, the terms of which are summarized in the narrative below.

(4)	Represents an award made to Mr. Green on January 1, 2009, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—2009 Chief Executive Officer Award” above.

(5)	Represents cash award opportunity made pursuant to the annual bonus plan, the terms of which are summarized under “Compensation Discussion and Analysis—Cash Compensation” and “Compensation Discussion & Analysis—Performance Metrics Utilized in Evaluations.” For the actual amounts paid out to each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above and applicable footnote.

(6)	Represents cash award opportunity made pursuant to the individual performance bonus plan, the terms of which are summarized under “Compensation Discussion and Analysis—Cash Compensation” and “Compensation Discussion & Analysis—Performance Metrics Utilized in Evaluations”. For the actual amounts paid out to each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above and applicable footnote.

(7)	Represents RSU grant made pursuant to the fiscal 2009 Performance Equity Award Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Performance Equity Award Program” above.

(8)	Represents matching RSU grant made pursuant to the Voluntary Equity Investment Program, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Voluntary Equity Investment Program” above.

(9)	Dollar amounts for Mr. Flöther were converted to U.S. dollars (from Euros) based on average monthly currency translation rates over the applicable fiscal year.

Narrative to Grants of Plan-Based Awards Table

On September 1, 2009, immediately following the completion of our 2009 fiscal year, the plan-based award programs operated by Accenture Ltd were assigned to and assumed by Accenture plc, the new parent company of Accenture. At that time, all outstanding equity awards that related to Accenture Ltd Class A common shares were exchanged for awards, on a one-for-one basis, that related to Accenture plc Class A ordinary shares. Descriptions below of awards related to Accenture plc Class A ordinary shares were, prior to September 1, 2009, awards related to an equal number of Accenture Ltd Class A common shares.

Annual Bonus Plan and Individual Performance Bonus

Our annual bonus plan and individual performance bonus program are both described under “Compensation Discussion and Analysis—Cash Compensation” above.

Key Executive Performance Share Program

Our Key Executive Performance Share Program is described generally under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Key Executive Performance Share Program” above. The description below relates to the RSU grants we made to our named executive officers in fiscal 2009 pursuant to the Key Executive Performance Share Program, which have a three-fiscal-year performance period beginning on September 1, 2008 and ending on August 31, 2011.

•

Operating income results.    Up to 75% of the total RSUs granted to a named executive officer in fiscal 2009 under this program will vest at the end of the performance period based upon operating income results for the performance period. For each fiscal year during the performance period, the Compensation Committee approves an operating income plan that is based on the operating income plan approved by the full Board. This operating income plan is equivalent to the operating income plan included in our annual fiscal year performance targets, as described above under “Compensation Discussion and Analysis—Performance Metrics Utilized in Evaluations.” The aggregate of these three operating income plans forms the reference, or target, for measuring operating income results. We then compare the actual aggregate operating income achieved over the three fiscal years to the target amount. A performance rate is then calculated as the actual aggregate operating income divided by the target aggregate operating income, with the percentage vesting of RSUs determined as follows:

Performance Level	Accenture Performance Rate	Percentage of RSUs Granted that Vest (Out of a Maximum of 75%)
Maximum	125% or greater	75%
Target	100%	50%
Threshold	80%	25%
	Less than 80%	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between Target and Maximum, or between Threshold and Target on a linear basis.

•

Total shareholder return.    Up to 25% of the total RSUs granted to a named executive officer under this program will vest at the end of the three-year performance period based upon Accenture’s total shareholder return compared to the total shareholder return of our comparison companies and indices (as listed below). Total shareholder return is determined by dividing the value of the stock of a company on the last day of the performance period, adjusted to reflect cash, stock or in-kind dividends paid on the stock of that company during the performance period, by the value of that stock on first day of the performance period.

In order to compare Accenture’s total shareholder return with that of our comparison companies and indices, each company or index is ranked in order of its total shareholder return.

Accenture’s percentile rank among the comparison companies is then used to determine the percentage vesting of RSUs as follows:

Performance Level	Accenture Percentile Rank (Measured as a Percentile)	Percentage of RSUs Granted That Vest (Out of a Maximum of 25%)
Maximum	Accenture is ranked at or above the 75th percentile	25%
Target	Accenture is ranked at the 60th percentile	16.67%
Threshold	Accenture is ranked at the 40th percentile	8.33%
	Accenture is ranked below the 40th percentile	0%

We will proportionally adjust the number of RSUs that vest if Accenture’s performance level falls between Target and Maximum, or between Threshold and Target.

For fiscal 2009, the comparison companies and indices used for measuring total shareholder return for the Key Executive Performance Share Program, chosen in advance of the 2009 compensation year based upon the November 2008 input of Watson Wyatt, were as follows:

Affiliated Computer Services, Inc.

BearingPoint, Inc.

Cap Gemini S.A.

Computer Sciences Corporation

EMC Corporation

Hewitt Associates, Inc.

Hewlett-Packard Company

International Business Machines Corporation

Oracle Corporation

Sapient Corporation

Sun Microsystems, Inc.

Unisys Corporation

S&P 500 Index

The initial list of comparison companies for this program also included Electronic Data Systems, but following that company’s merger with Hewlett-Packard Company, the Compensation Committee removed it in October 2009.

RSUs granted under the Key Executive Performance Share Program that have vested are delivered as an equivalent number of Accenture plc Class A ordinary shares following the Compensation

Committee’s determination of the Company’s results with respect to the performance metrics. Each of our named executive officers received a grant of RSUs under the Key Executive Performance Share Program in fiscal 2009. With the exception of Messrs. Green and Flöther, who are eligible for provisional age-based accelerated vesting, our named executive officers must be employed by Accenture at the time their RSU grants are scheduled to vest in order to receive the underlying Class A ordinary shares. Provisional aged-based vesting means that officers who were over the age of 50 on December 1, 2005 are entitled to all or a portion of the Class A ordinary shares that vest at the end of the three-year performance period even if their employment terminates under specified circumstances prior to the end of such performance period. The portion of the award that the eligible executives are entitled to is determined based on the executive’s age on the date his employment terminates, with executives whose employment terminates after they reach age 56 entitled to provisional age-based vesting in 100% of the award. As both Messrs. Green and Flöther qualify for age based vesting and are over age 56, both would be 100% provisionally vested in the award should their employment terminate. The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events.

Senior Officer Performance Equity Award Program

The Senior Officer Performance Equity Award program is described generally under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Senior Officer Performance Equity Award Program” above.

In general, grants under the Senior Officer Performance Equity Award Program vest in full on the third anniversary of the grant date. However, grants under this program are also subject to age-based vesting for senior executives who are age 50 or older on the date of grant. Awards made with age-based vesting have an accelerated vesting schedule that is graduated based on the age of the recipient on the grant date, with the most accelerated vesting applicable to named executive officers who are age 56 or older on the grant date. As a result, vesting of all or a portion of the grants under this program to Ms. Craig and Messrs. Flöther, Green and Rohleder was accelerated in fiscal 2009, as further shown on the “Option Exercises and Stock Vested” table below.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events.

Performance Equity Award Program

The Performance Equity Award program is described generally under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Performance Equity Award Program” above.

In general, grants under the Performance Equity Award program vest in three equal installments on each July 19 (the anniversary date of our initial public offering) following the grant date until fully vested. However, grants under this program to our named executive officers who are age 50 or older on the date of grant are subject to age-based vesting. Awards made with age-based vesting have an accelerated vesting schedule that is graduated based on the age of the recipient on the grant date, with the most accelerated vesting applicable to named executive officers who are age 56 or older on the grant date. As a result, vesting of all or a portion of the grants under this program to Messrs. Flöther and Rohleder and Ms. Craig were accelerated in fiscal 2009, as further shown on the “Option Exercises and Stock Vested” table below.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events.

Voluntary Equity Investment Program

Under the Voluntary Equity Investment Program, our senior executives, where permitted (and including all of our named executive officers), may elect to designate up to 30% of their total cash compensation to this share purchase program. These amounts are deducted from after-tax income and used to make monthly purchases of Accenture plc Class A ordinary shares from Accenture at fair market value on the 5th of each month for contributions made in the previous program month. Participants are awarded a 50% matching RSU grant after the last purchase of the program year in the form of one RSU for every two shares purchased during the previous program year and not sold or transferred prior to the awarding of the matching grant. This grant will generally vest in full two years from the date of the grant. If a participant leaves Accenture or withdraws from the program prior to the award of the matching grant, he or she will not receive a matching grant. Total contributions from all participating senior executives under this program is limited to an amount that is not more than 8% of the total amount expended for cash compensation for senior executives, which is subject to annual review and approval by the Compensation Committee. In the last completed program year, that ran from January to December 2008, Ms. Craig and Messrs. Flöther and Rohleder participated in the Voluntary Equity Investment Program, and based on their purchases through the program, each received a grant of matching RSUs under the Voluntary Equity Investment Program in fiscal 2009 as indicated above.

The terms of this program provide that the number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events.

2009 Chief Executive Officer Award

In addition to the above programs, the Compensation Committee awarded an additional equity grant of RSUs to Mr. Green, made both in recognition of Mr. Green’s leadership and to encourage his continued service with the Company. The grant, made on January 1, 2009, had a fair market value of $6,000,000 on the date of grant. The grant will vest in full on January 1, 2012, contingent upon Mr. Green’s continued employment as the our chairman or chief executive officer until that date. The grant may only vest prior to that date in the event of his death or disability, which would result in immediate vesting of the grant. The number of RSUs granted and still outstanding on any applicable record date will be adjusted proportionally to reflect the Company’s payment of dividends or other significant corporate events.

Outstanding Equity Awards at August 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1),(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	8/31/2009 Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
William D. Green	30,720	—	—	$25.94	10/27/2015	318,970	$10,526,010	286,732	$9,462,156
Pamela J. Craig	27,335	—	—	$24.73	2/18/2015	80,991	$2,672,703	85,942	$2,836,086
Kevin M. Campbell	—	33,334	—	$23.93	3/21/2015	302,731	$9,990,123	72,068	$2,378,244
Karl-Heinz Flöther	28,975	—	—	$24.73	2/18/2015	29,929	$987,657	85,942	$2,836,086
Stephen J. Rohleder	449	—	—	$24.73	2/18/2015	142,730	$4,710,090	99,815	$3,293,895

(1)	Represents partner performance options granted to Mr. Green on October 27, 2005 and to Ms. Craig and Messrs. Flöther and Rohleder on February 18, 2005. All of our named executive officers were awarded grants of stock options in February 2005 for performance in fiscal 2004 except Mr. Green, who was not awarded stock options until the later date due to an administrative error, and Mr. Campbell, who was subsequently hired and granted equity awards on March 21, 2005. The exercise price of stock options that were granted to each of the named executive officers (including Mr. Green and Mr. Campbell) was set at a price equal to the average of the high and low trading price of a share of our ordinary stock on the applicable date of grant, as required by our equity compensation plans. We believe this average is more representative of the price of our stock on the date of grant than a price from a single, arbitrary point in time. The aggregate value of the stock options awarded to Mr. Green and the vesting schedule of the award are the same as if the grant had been awarded in February 2005. All of the vested options vested prior to the beginning of fiscal 2009.

(2)	Represents award of options granted to Mr. Campbell in connection with his hiring on March 21, 2005. All of Mr. Campbell’s outstanding options vest on March 21, 2010.

(3)	Consists of the following RSUs:

	Award	Grant Date	Number	Vesting
Mr. Green	2007 Senior Officer Performance Equity Award Program	January 1, 2007	36,998	In full on January 1, 2010
	2008 Senior Officer Performance Equity Award Program	January 1, 2008	46,438	In full on January 1, 2010
	2009 Senior Officer Performance Equity Award Program	January 1, 2009	51,203	In full on January 1, 2010
	2009 Chief Executive Officer Equity Award	January 1, 2009	184,331	In full on January 1, 2012
Ms. Craig	2007 Senior Officer Performance Equity Award Program	January 1, 2007	13,874	In full on January 1, 2010
	2008 Senior Officer Performance Equity Award Program	January 1, 2008	27,862	In two installments, 9,286 on January 1, 2010 and 18,576 on January 1, 2011
	2008 Voluntary Equity Investment Program	January 5, 2009	4,438	In full on January 5, 2011
	2009 Senior Officer Performance Equity Award Program	January 1, 2009	30,721	In two installments, 10,240 on January 1, 2010 and 20,481 on January 1, 2012
	2009 Performance Equity Award Program	January 1, 2009	4,096	In full on July 19, 2010
Mr. Campbell	2005 Senior Executive Bonus RSU Program	March 21, 2005	7,917	In six remaining installments from March 21, 2010 through March 21, 2015
	2005 Senior Executive Celebratory RSU Program	March 21, 2005	241,970	In full on March 21, 2010
	2008 Senior Officer Performance Equity Award Program	January 1, 2008	13,931	In full on January 1, 2011
	2009 Senior Officer Performance Equity Award Program	January 1, 2009	30,721	In full on January 1, 2012
	2009 Performance Equity Award Program	January 1, 2009	8,192	In two installments, 4,096 on July 19, 2010 and 4,096 on July 19, 2011
Mr. Flöther	2007 Voluntary Equity Investment Program	January 5, 2008	15,393	In full on January 5, 2010
	2008 Voluntary Equity Investment Program	January 5, 2009	14,536	In full on January 5, 2011
Mr. Rohleder	2007 Voluntary Equity Investment Program	January 5, 2008	4,639	In full on January 5, 2010
	2007 Senior Officer Performance Equity Award Program	January 1, 2007	41,622	In full on January 1, 2010
	2008 Senior Officer Performance Equity Award Program	January 1, 2008	41,794	In two installments, 13,931 on January 1, 2010 and 27,863 on January 1, 2011
	2008 Voluntary Equity Investment Program	January 5, 2009	4,497	In full on January 5, 2011
	2009 Senior Officer Performance Equity Award Program	January 1, 2009	46,082	In two installments, 15,360 on January 1, 2010 and 30,722 on January 1, 2012
	2009 Performance Equity Award Program	January 1, 2009	4,096	In full on July 19, 2010

Awards that remained outstanding on November 16, 2009 were each further adjusted on that date, to reflect Accenture’s payment of a dividend of $0.75 per share on its Class A common stock, pursuant to the anti-dilution provisions of those awards.

(4)	Value determined based on August 31, 2009 closing market price of $33.00.

(5)	Consists of the following outstanding RSUs:

	Key Executive Performance Share Program
Plan Year:	2007	2008	2009
Award Date:	January 1, 2007	January 1, 2008	January 1, 2009
Based on Plan Achievement Level:	Target	Threshold	Threshold
Mr. Green	110,990	83,586	92,156
Ms. Craig	34,685	24,379	26,878
Mr. Campbell	20,811	24,379	26,878
Mr. Flöther	34,685	24,379	26,878
Mr. Rohleder	48,558	24,379	26,878

Pursuant to the 2007 Key Executive Performance Share Program, 62.74% of the maximum award (which is in between the award’s Target and Threshold levels) of RSUs vested on October 21, 2009, after the end of the 2009 fiscal year, based on the Company’s achievement of specified performance criteria over the period beginning September 1, 2006 and ending August 31, 2009, as determined by the Compensation Committee following the end of fiscal 2009. Target levels for this award have been included in this column because the threshold was exceeded. The actual number of shares vested for each named executive officer were:

Mr. Green	104,453
Ms. Craig	32,642
Mr. Campbell	19,585
Mr. Flöther	32,642
Mr. Rohleder	45,698

The remaining RSUs granted pursuant to the original 2007 award were forfeited and cancelled. RSUs granted pursuant to the 2008 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria with respect to the period beginning September 1, 2007 and ending August 31, 2010, as determined by the Compensation Committee following the end of fiscal 2010. RSUs granted pursuant to the 2009 Key Executive Performance Share Program will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning September 1, 2008 and ending August 31, 2011, as determined by the Compensation Committee following the end of fiscal 2011. The terms of the 2009 Key Executive Performance Share Program are summarized above in the “Narrative to Grants of Plan-Based Awards Table” and are discussed under “Compensation Discussion and Analysis—Long-Term Equity Compensation—Key Executive Performance Share Program.”

All awards reflected in this column, including the vested and delivered portions of awards made under the 2007 Key Executive Performance Share Program, were adjusted on November 16, 2009, to reflect Accenture’s payment of a dividend of $0.75 per share on its Class A ordinary stock, pursuant to the anti-dilution provisions of those awards.

Because results for the 2008 and 2009 Key Executive Performance Share Program cannot be determined, the amounts reflected in this column with respect to those programs are the threshold amounts.

Option Exercises and Stock Vested in Fiscal 2009

The table below sets forth the number of shares of stock acquired in fiscal 2009 upon the exercise of stock options awarded to our named executive officers and as a result of the vesting of RSUs awarded to our named executives, under our compensatory equity programs.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting($)(2)
William D. Green	—	—	248,221	$7,702,795
Pamela J. Craig	—	—	11,954	$408,887
Kevin Campbell	33,333	$202,331	6,977	$233,616
Karl-Heinz Flöther	—	—	109,582	$3,400,776
Stephen J. Rohleder	—	—	76,397	$2,376,342

(1)	Reflects vesting of RSUs, as further described below. The terms of our current programs under which we award RSUs to our named executive officers are summarized under “Compensation Discussion and Analysis—Long-Term Equity Compensation” above and under “Narrative to Grants of Plan-Based Awards Table” above.

	Program	Number of Shares Acquired on Vesting(a)	Date of Acquisition
Mr. Green	2006 Key Executive Performance Share Program 2009 Senior Officer Performance Equity Award Program 2006 Voluntary Equity Investment Program	141,840 102,406 3,975	10/22/2008 2/1/2009 1/5/2009
Ms. Craig	2008 Performance Equity Award Program 2009 Performance Equity Award Program	3,762 8,192	7/19/2009 7/19/2009
Mr. Campbell	2005 Senior Executive Bonus RSU Award Program 2007 Performance Equity Award Program 2009 Performance Equity Award Program	1,319 1,562 4,096	3/21/2009 7/19/2009 7/19/2009
Mr. Flöther	2006 Key Executive Performance Share Program 2007 Senior Officer Performance Equity Award Program 2008 Senior Officer Performance Equity Award Program 2009 Senior Officer Performance Equity Award Program 2009 Performance Equity Award Program 2006 Voluntary Equity Investment Program	44,326 4,625 9,288 30,721 9,216 11,406	10/22/2008 1/1/2009 1/1/2009 2/1/2009 2/1/2009 1/5/2009
Mr. Rohleder	2006 Key Executive Performance Share Program 2007 Performance Equity Award Program 2008 Performance Equity Award Program 2009 Performance Equity Award Program 2006 Voluntary Equity Investment Program	62,056 1,562 3,762 8,192 825	10/22/2008 7/19/2009 7/19/2009 7/19/2009 1/5/2009

(a)	RSUs vested under the 2006 Key Executive Performance Share Program reflect an adjustment made on November 17, 2008, to reflect Accenture’s payment of a dividend of $0.50 per share on its Class A common stock, pursuant to the anti-dilution provisions of those awards.

(2)	Reflects the aggregate fair market value of shares vested on the applicable date(s) of vesting.

Potential Payments Upon Termination

Mr. Flöther participates in two deferred compensation arrangements in Germany sponsored by the Company and funded by senior executives there. These arrangements have minimum guaranteed rates of return on assets of 6.5% (for an arrangement that is closed to new contributions) and 0%. If the return at the date of retirement is less than the return at the minimum rate, the Company is required to make up the difference, the cost of which is accrued in pension expense each fiscal year. Shortfalls, when they exist, are included in the Company’s pension expense. During fiscal 2009, Mr. Flöther contributed $18,050 to the arrangement with 0% guaranteed return and the Company made no contributions to either arrangement. As of August 31, 2009, Mr. Flöther’s aggregate account balance for both arrangements was $3,905,749. As of August 31, 2009, Mr. Flöther had not met the minimum retirement age of 60 under the arrangements. These amounts have been converted from Euros to U.S. dollars based on average monthly translation rates over the fiscal year.

The terms of our equity grant agreements for programs other than the Key Executive Performance Share Programs provide for the immediate acceleration of vesting in the event of the termination of the award recipient’s employment due to death or disability. The equity grant agreements for our Key Executive Performance Share Programs provide for provisional vesting of the awards in the event of the termination of the recipient’s employment due to death or disability. In other words, while the timing of vesting of the Key Executive Performance Share Program grants is not accelerated due to death or disability, vesting continues to occur as if the recipient’s employment had not terminated under those circumstances. With respect to each of our named executive officers, the number of RSUs that would have vested under these circumstances and the aggregate market value of such RSUs as of the last date of fiscal 2009 (based on the closing price per share on August 31, 2009) is equal to the value and amount of shares set forth in the “Outstanding Equity Awards at August 31, 2009” table above. Target levels are included for the 2007 Key Executive Performance Share Program Awards, as vesting of that program has been determined to fall between threshold and target levels. For the 2008 and 2009 Key Executive Performance Share Program Awards, for which vesting cannot yet be determined, threshold levels are included. With respect to Mr. Campbell’s unvested options, all shown on the “Outstanding Equity Awards at August 31, 2009” table would immediately vest in the event of such termination, and their value as of the last date of fiscal 2009, should they have vested, would have been $275,672 (based on a per share value equal to the difference between the closing value on that date, $33.00, less the exercise price, $24.73).

Director Compensation for Fiscal 2009

The Compensation Committee of the Board reviews and makes recommendations to the full Board with respect to the compensation of our directors biennially. The full Board reviews these recommendations and makes a final determination on the compensation of our directors. The Compensation Committee has reviewed the compensation practices of the boards of directors of our peer companies (as described under “Compensation Discussion and Analysis—Role of Benchmarking”) and the general market and has generally targeted positioning our director compensation at the 75th percentile of our peer group. In fiscal 2009, the Compensation Committee reviewed the compensation of our directors, including a study by Watson Wyatt requested by the committee that concluded that our director compensation had fallen below the 75th percentile of our peer group and provided input regarding the compensation of our directors. After review, the Board approved fiscal 2009 director compensation at the same level as our fiscal 2008 director compensation. The Board determined that it was not in the interests of the Company to increase director compensation at that time. The Board has not changed the structure or amount of our director compensation since 2005.

Elements of Director Compensation

Cash Compensation.    In fiscal 2009, each non-management director except our lead director was entitled to an annual retainer of $70,000. Our lead director was entitled to an annual retainer of $125,000. The chair of each committee of the Board was entitled to additional compensation of $5,000. Each member of the Audit Committee was also entitled to additional compensation of $5,000. The chair of the Audit Committee was entitled to additional compensation both as a member and as the chair of the committee. Each of our non-management directors could elect to receive his or her annual retainer and other compensation for Board committee service entirely in the form of cash, entirely in the form of RSUs or one-half in cash and one-half in RSUs.

Equity Compensation.    In fiscal 2009, each non-management director was entitled to an annual grant of RSUs having, at the time of grant, an aggregate market value of $150,000. Any non-management director newly appointed to the Board was also entitled to an initial grant of RSUs having, at the time of grant, an aggregate market value of $150,000. Grants of RSUs to our directors are fully vested on the date of grant and future delivery of Accenture plc Class A ordinary shares underlying RSUs is not dependent on a director’s continued service as a Board member. Directors are entitled to receive a proportional number of additional RSUs on outstanding awards if we pay a dividend on Accenture plc Class A ordinary shares. Accenture plc Class A ordinary shares underlying RSUs are delivered one year after the grant date. Directors may not further defer the issuance of these Class A ordinary shares.

Other Compensation.    Our directors do not receive any non-equity incentive plan compensation, participate in any Accenture pension plans or have any non-qualified deferred compensation earnings. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies. We also reimburse our directors for reasonable travel and related fees and expenses incurred in connection with their participation in Board or Board committee meetings and other related activities such as site visits and presentations in which they engage as directors.

Stock Ownership Requirement

Each non-management director must, within three years of his or her appointment and for the duration of the director’s service, retain ownership of Accenture equity having a market value equal to three times the value of the annual retainer equity grants being made to directors at the time at which the ownership requirement is assessed. In fiscal 2009, each of our non-management directors who had been a director for three or more years complied with this requirement.

The following table provides information on the compensation of our non-management directors in fiscal 2009.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Dina Dublon	75,000	149,988	—	—	—	—	224,988
Charles H. Giancarlo	81,132	299,998	—	—	—	—	381,130
Dennis F. Hightower	70,000	149,988	—	—	—	—	219,988
Nobuyuki Idei	70,000	149,988	—	—	—	—	219,988
William L. Kimsey	75,000	149,988	—	—	—	—	224,988
Robert I. Lipp	75,000	149,988	—	—	—	—	224,988
Marjorie Magner	70,000	149,988	—	—	—	—	219,988
Blythe J. McGarvie	80,000	149,988	—	—	—	—	229,988
Sir Mark Moody-Stuart	125,000	149,999	—	—	—	—	274,999
Wulf von Schimmelmann	75,000	149,988	—	—	—	—	224,988

(1)	The annual retainers and other compensation for Board committee service earned by our non-management directors were as follows:

Name	Annual Retainer ($)	Committee Chair Fees ($)	Audit Committee Member Fees ($)	Total ($)
Dina Dublon	70,000	5,000	—	75,000
Charles H. Giancarlo	81,132	—	—	81,132
Dennis F. Hightower	70,000	—	—	70,000
Nobuyuki Idei	70,000	—	—	70,000
William L. Kimsey	70,000	—	5,000	75,000
Robert I. Lipp	70,000	—	5,000	75,000
Marjorie Magner	70,000	—	—	70,000
Blythe J. McGarvie	70,000	5,000	5,000	80,000
Sir Mark Moody-Stuart	125,000	—	—	125,000
Wulf von Schimmelmann	70,000	5,000	—	75,000

The annual retainer for Charles H. Giancarlo includes a pro-rata portion of the 2008 cash retainer compensation computed on the basis of the total number of days elapsed from Mr. Giancarlo’s appointment to the Board on December 15, 2008 and the date of the 2009 annual general meeting of shareholders. Sir Mark Moody-Stuart chose to waive receipt of the additional $5,000 compensation he was entitled to as chair of the Compensation Committee. Charles H. Giancarlo and Sir Mark Moody-Stuart elected to receive 100% of their annual retainers and other compensation for Board committee service in the form of fully vested RSUs.

(2)	Represents the dollar amount recognized for financial statement reporting purposes in fiscal 2009 for grants of RSUs awarded for Board and Board committee service in fiscal 2009. Because these awards were fully vested upon grant, the grant date fair value of each of these awards is equivalent to the dollar amount recognized in the financial statements in fiscal 2009. Grants were made on February 12, 2009 with a grant date fair value of $31.11 per RSU. Accenture plc Class A ordinary shares underlying RSUs are deliverable one year after the date of grant. The assumptions made when calculating the amounts in this column are found in Note 12 (Share-Based Compensation) to our Consolidated Financial Statements in Part I, Item 8 of our Annual Report on Form 10-K for the year ended August 31, 2009.

The stock award for Charles H. Giancarlo includes the pro-rata portion of his 2008 compensation described above, as well as an initial grant of fully vested restricted share units having, at the time of grant, an aggregate market value of $150,000.

(3)	The aggregate number of RSU awards outstanding at the end of fiscal 2009 for each of our non-management directors was as follows:

Name	Aggregate Number of Restricted Share Unit Awards Outstanding as of August 31, 2009
Dina Dublon	13,419
Charles H. Giancarlo	12,253
Dennis F. Hightower	—
Nobuyuki Idei	13,419
William L. Kimsey	13,419
Robert I. Lipp	15,411
Marjorie Magner	15,279
Blythe J. McGarvie	13,419
Sir Mark Moody-Stuart	34,519
Wulf von Schimmelmann	13,419

(4)	We have not granted any stock options to our directors since fiscal 2004. The aggregate number of option awards outstanding at the end of fiscal 2009 for each of our non-management directors was as follows:

Name	Aggregate Number of Option Awards Outstanding as of August 31, 2009
Dina Dublon	55,000
Charles H. Giancarlo	—
Dennis F. Hightower	—
Nobuyuki Idei	—
William L. Kimsey	35,000
Robert I. Lipp	55,000
Marjorie Magner	—
Blythe J. McGarvie	20,000
Sir Mark Moody-Stuart	55,000
Wulf von Schimmelmann	20,000

All stock option grants are fully vested.

(5)	The aggregate amount of perquisites and other personal benefits received by each of our non-management directors in fiscal 2009 was less than $10,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is comprised solely of independent directors: Sir Mark Moody-Stuart, who is chair of the committee, Dennis F. Hightower (who served as a member of the committee until July 28, 2009), William L. Kimsey (who has served as a member of the committee since July 28, 2009) and Marjorie Magner. No member of our Compensation Committee during fiscal 2009 was an employee or officer or former employee or officer of Accenture or had any relationships requiring disclosure under Item 404 of Regulation S-K during fiscal 2009. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or its Compensation Committee during fiscal 2009.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth, as of August 31, 2009, certain information related to our compensation plans under which Accenture Class A shares may be issued.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)
Equity compensation plans approved by shareholders:
2001 Share Incentive Plan	79,631,907	(1)	$19.35	122,831,120
2001 Employee Share Purchase Plan	—		N/A	15,275,058
Equity compensation plans not approved by shareholders	—		N/A	—

Total	79,631,907			138,106,178

(1)	Consists of 29,040,084 stock options with a weighted average exercise price of $19.35 per share and 50,591,823 restricted share units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, executive officers and beneficial owners of more than 10% of Accenture plc’s Class A ordinary shares or Class X ordinary shares are required within a prescribed period of time to report to the SEC transactions and holdings in Accenture plc Class A ordinary shares and Class X ordinary shares. Our directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of these forms received by us and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that during fiscal 2009 all these filing requirements were satisfied in a timely manner, except for one Form 4 reporting one transaction for Accenture plc for Dina Dublon because an administrative error prevented its timely filing.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of December 14, 2009, information regarding the beneficial ownership of Accenture plc Class A ordinary shares and Class X ordinary shares and of Accenture SCA Class I common shares held by: (1) each of our directors, director nominees and named executive officers; and (2) all of our directors, director nominees and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 14, 2009. For purposes of computing the percentage of outstanding Accenture plc Class A ordinary shares and/or Class X ordinary shares and/or Accenture SCA Class I common shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after December 14, 2009 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Accenture plc Class A ordinary shares			Accenture SCA Class I common shares			Accenture plc Class X ordinary shares			Percentage of the total number of Class A and Class X ordinary shares beneficially owned
Name(1)	shares beneficially owned	% shares beneficially owned		shares beneficially owned	% shares beneficially owned		shares beneficially owned	% shares beneficially owned
William D. Green(2)(3)	530,342	*	%	177,546	**	%	177,546	***	%	*	***%
Dina Dublon(4)(5)	82,663	*		—	—		—	—		*	***
Charles H. Giancarlo(6)	12,485	*		—	—		—	—		*	***
Nobuyuki Idei(5)	12,651	*		—	—		—	—		*	***
William L Kimsey(5)(7)	31,456	*		—	—		—	—		*	***
Robert I. Lipp(4)(8)	209,029	*		—	—		—	—		*	***
Marjorie Magner(9)	10,166	*		—	—		—	—		*	***
Blythe J. McGarvie(5)(10)	34,965	*		—	—		—	—		*	***
Mark Moody-Stuart(4)(11)	107,355	*		—	—		—	—		*	***
Wulf von Schimmelmann(5)	8,975	*		—	—		—	—		*	***
Pamela J. Craig(2)(12)	102,842	*		417,661	**		380,161	***		*	***
Kevin Campbell	235	*		—	—		—	—		*	***
Karl-Heinz Flöther(13)	250,891	*		—	—		—	—		*	***
Stephen J. Rohleder(2)(14)	83,621	*		106,383	**		106,383	***		*	***
All Directors and Officers as a Group (25 persons)(2)(15)	2,602,927	*		1,745,163	1.8		1,467,477	1.8		*	***

*	Less than 1% of Accenture plc’s Class A ordinary shares outstanding.

**	Less than 1% of Accenture SCA’s Class I common shares outstanding.

***	Less than 1% of Accenture plc’s Class X ordinary shares outstanding.

****	Less than 1% of the total number of Accenture plc’s Class A ordinary shares and Class X ordinary shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA.

(2)

Subject to the provisions of its articles of association, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to the market price of an Accenture plc Class A ordinary share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture plc Class A ordinary shares generally on a one-for-one basis as provided for in the articles of association of Accenture SCA. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture plc has the option, and intends to, redeem an Accenture plc Class X ordinary share from that holder, for a redemption price equal to the par value of the Accenture plc Class X ordinary share, or $.0000225. All Accenture SCA Class I common shares owned by the officer have been pledged to secure any non-compete obligations owing to Accenture SCA.

(3)	Includes 30,720 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 14, 2009. Includes 137,182 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 14, 2009.

(4)	Includes 55,000 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 14, 2009.

(5)	Includes 8,975 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 14, 2009.

(6)	Includes 12,485 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 14, 2009.

(7)	Includes 10,000 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 14, 2009.

(8)	Includes 11,004 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 14, 2009.

(9)	Includes 4,914 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 14, 2009.

(10)	Includes 20,000 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 14, 2009.

(11)	Includes 26,401 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 14, 2009.

(12)	Includes 27,335 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 14, 2009. Includes 34,030 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 14, 2009.

(13)	Includes 28,975 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 14, 2009. Includes 15,684 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 14, 2009.

(14)	Includes 76,978 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 14, 2009.

(15)	In addition to the share amounts referenced in footnotes (3) through (14), includes 180,958 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from December 14, 2009, 47,936 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from December 14, 2009 and 490,748 Accenture plc Class A ordinary shares owned by officers that have been pledged to secure any non-compete obligations owing to Accenture plc.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT

OF ANY CLASS OF VOTING SECURITIES

As of December 14, 2009, no person beneficially owned more than five percent of Accenture plc’s Class X ordinary shares, and the only persons known by us to be beneficial owners of more than five percent of Accenture plc’s Class A ordinary shares outstanding (which does not include shares held by Accenture) were as follows:

	Accenture plc Class A ordinary shares
Name and Address of Beneficial Owner	Shares beneficially owned		% of Shares beneficially owned
Capital Research Global Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	53,120,265	(1)	8.4%
Wellington Management Company LLP 75 State Street Boston, MA 02109	35,562,030	(2)	5.6%
Franklin Resources Inc One Franklin Parkway, Building 920 San Mateo, CA 94403	34,037,383	(3)	5.4%

(1)	Based on the information disclosed in a Form 13F filed with the SEC on November 16, 2009 by Capital Research Global Investors and certain related entities reporting sole power to vote or direct the vote over 24,784,265 Class A ordinary shares and sole power to dispose or direct the disposition of 53,120,265 Class A ordinary shares.

(2)	Based on the information disclosed in a Form 13F filed with the SEC on November 16, 2009 by Wellington Management Company LLP and certain related entities reporting sole power to vote or direct the vote over 15,145,349 Class A ordinary shares and sole power to dispose or direct the disposition of 35,562,030 Class A ordinary shares.

(3)	Based on the information disclosed in a Form 13F filed with the SEC on November 12, 2009 by Franklin Resources Inc and certain related entities reporting sole power to vote or direct the vote over 30,364,114 Class A ordinary shares and sole power to dispose or direct the disposition of 34,037,383 Class A ordinary shares.

As of December 14, 2009, Accenture beneficially owned an aggregate of 50,965,518 Accenture plc Class A ordinary shares, or 7.5% of the issued Class A ordinary shares. Class A ordinary shares held by Accenture may not be voted and, accordingly, will have no impact on the outcome of any vote of the shareholders of Accenture plc.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Our annual general meeting of shareholders for 2011 is expected to occur in February 2011. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 23, 2010. Pursuant to our articles of association, a shareholder must give notice of any intention to propose a person for appointment as a director not less than 120 nor more than 150 days before the date of the proxy statement for our prior year’s annual general meeting. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel and Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC and our articles of association. Unless a stockholder who wishes to present a proposal at the Annual Meeting outside the processes of Rule 14a-8 of the Exchange Act has submitted such proposal to us no later than the close of business on November 6, 2010, subject to applicable rules, we will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

Irish law provides that shareholders holding not less than 10% of the total voting rights may requisition the directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice at Accenture’s registered office, which is signed by the shareholders requisitioning the meeting and states the objects of the meeting. If the directors do not within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC), “Compensation Committee Report,” “Nominating & Governance Committee Report” and “Finance Committee Report” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

SUBMITTING YOUR PROXY BY TELEPHONE OR VIA THE INTERNET

You may submit your proxy either by mail, by telephone or via the Internet. Please see the proxy card that accompanies this proxy statement for specific instructions on how to submit your proxy by any of these methods.

If you submit your proxy by telephone or via the Internet, for your vote to be counted, your proxy must be received by 6:00 a.m., Eastern Standard Time, on February 4, 2010 (February 1, 2010 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Smith Barney). Even if you submit your proxy by telephone or via the Internet, you can still revoke your proxy and vote your shares in person if you decide to attend the Annual Meeting.

The telephone and Internet proxy submission procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet proxy submission procedures that have been made available to you are consistent with the requirements of applicable law. If you submit your proxy via the Internet, then you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which you must bear.

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

We may send a single set of shareholder documents to any household at which two or more non-registered shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps to reduce costs. Your materials may be househeld based on your prior express or implied consent. A number of brokerage firms with account holders who are Accenture shareholders have instituted householding. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If your materials have been househeld and you wish to receive separate copies of these documents now or in the future, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may notify your broker (if you hold your shares beneficially) or write or call our Investor Relations Group at the following address, phone number or e-mail address: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, USA, telephone number +1 877-ACN-5659 (+1 877-226-5659) in the United States and Puerto Rico and +(353) (1) 407-8203 outside the United States and Puerto Rico, or e-mail investor.relations@accenture.com.

December 21, 2009

ANNEX A

ACCENTURE PLC 2010 SHARE INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting, retaining and rewarding key employees, directors, consultants or other service providers of outstanding ability and to motivate such employees, directors, consultants or service providers for the Company or an Affiliate to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors, consultants or other service providers will have in the welfare of the Company as a result of their proprietary interest in the Company.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Affiliate: Any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	Award: An Option, Share Appreciation Right or Other Share-Based Award granted pursuant to the Plan.

(d)	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)	Board: The Board of Directors of the Company.

(f)	Board Approval Date: December 10, 2009, the date the Plan was approved by the Board.

(g)	Change in Control: The occurrence of any of the following events:

(i)	any Person (other than (A) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (B) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 20% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)	during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director nominated by any Person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (i), (iii) or (iv) of this Section 2(f)) whose election by the Board or nomination for election by the Company’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or

(iv)	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

(h)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)	Committee: A committee of the Board (including, without limitation, the full Board) that has been designated by the Board to administer the Plan.

(j)	Company: Accenture plc, a company incorporated under the laws of Ireland with a registered number of 471706.

(k)	Effective Date: The date the Plan was approved by the Company’s shareholders.

(l)	Fair Market Value: On a given date,

(i)	if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used; and

(ii)	if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith;

provided, however, that in the event the granting of an Award requires a different calculation of “fair market value” in order to comply with local tax regulations, then, for purposes of such Award, the Fair Market Value shall be determined by the Committee in good faith in a manner intended to comply with such local regulations.

(m)	Grant Price: The purchase price per Share under the terms of an Option, as determined pursuant to Section 6(a) of the Plan.

(n)	ISO: An Option that is also an incentive stock option, as described in Section 422 of the Code, granted pursuant to Section 6(c) of the Plan.

(o)	Option: A share option granted pursuant to Section 6 of the Plan.

(p)	Other Share-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(q)	Participant: An employee, director, or consultant of, or any Person who performs services for, the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(r)	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(s)	Plan: The Accenture plc 2010 Share Incentive Plan.

(t)	RSU: A restricted share unit, granted pursuant to Section 8 of the Plan, that represents the right to receive a Share.

(u)	Shares: Class A ordinary shares of the Company.

(v)	Share Appreciation Right: A share appreciation right granted pursuant to Section 7 of the Plan.

(w)	Subsidiary: A “subsidiary corporation” as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Shares Subject to the Plan

The total number of Shares that may be used to satisfy Awards under the Plan is 50,000,000. The Shares may consist, in whole or in part, of unissued Shares or previously-issued Shares. The issuance or transfer of Shares or the payment of cash to a Participant upon the exercise or payment of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares that are subject to Awards that terminate, lapse or are cancelled may again be used to satisfy Awards under the Plan.

4.	Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “independent directors” within the meaning of the New York Stock Exchange or other applicable listed company rules. Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. The Committee may grant Awards under this Plan only to Participants; provided that Awards may also, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company, its predecessor, Accenture Ltd, or the Company’s Affiliates or a company that becomes an Affiliate. The number of Shares underlying such substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes of any relevant jurisdiction as a result of the granting, vesting or exercise of an Award, the delivery of cash or Shares pursuant to an Award, or upon the sale of Shares acquired by the granting, vesting or exercise of an Award.

5.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Board Approval Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified stock options or ISOs for United States federal income tax purposes (or other types of Options in jurisdictions outside the United States), as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Grant Price; Exercisability. Options granted under the Plan shall have a Grant Price that is not less than the Fair Market Value of a Share on the date of grant (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4, or as provided under Section 8), and shall be exercisable at such time and upon such terms and conditions, as may be determined by the Committee.

(b)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. Except as otherwise provided in an Award agreement, the purchase price for the Shares as to which an Option is exercised shall be paid in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, by net-settlement in Shares or by transferring Shares having a Fair Market Value equal to the aggregate Grant Price for the Shares being purchased to a nominee of the Company and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Grant Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, the Participant has paid in full for such Shares, the Shares in question have been registered in the Company’s register of shareholders and, if applicable, the Participant has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(c)

ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. No ISO shall have a per Share Grant Price of less than the Fair Market Value of a Share on the date granted or have a term in excess of ten years; provided, however, that no ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of shares of the Company or of any Subsidiary, unless (i) the Grant Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(d)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Grant Price or taxes relating to the exercise of an Option by delivering Shares to a nominee of the Company, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7.	Terms and Conditions of Share Appreciation Rights

(a)	Grants. The Committee also may grant (i) a Share Appreciation Right independent of an Option or (ii) a Share Appreciation Right in connection with an Option, or a portion thereof. A Share Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)

Terms. The exercise price per Share of a Share Appreciation Right shall be an amount determined by the Committee that is not less than the Fair Market Value of a Share on the date of grant (other than in the case of Share Appreciation Rights granted in substitution of previously granted awards, as described in Section 4). Each Share Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a payment from the Company of an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Share Appreciation Right. Each Share Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (I) the excess of (x) the Fair Market Value on the exercise date of one Share over (y) the Grant Price per Share, times (II) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. If the payment is made, in whole or in part, in newly issued Shares, the Participant shall agree to pay to the Company the aggregate par value of such Shares. Share Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Share Appreciation Right is being exercised. No fractional Shares will be issued in payment for Share Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Share Appreciation Rights as it may deem fit.

8.	Other Share-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares, Awards of RSUs and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine: (i) to whom and when Other Share-Based Awards will be made; (ii) the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards; (iii) whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (iv) all other terms and conditions of such Other Share-Based Awards (including, without limitation, the vesting provisions thereof, any required payments to be received from Participants and other provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

9.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Board Approval Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Grant Price or exercise price of any Share Appreciation Right and/or (iii) any other affected terms of any Award.

(b)	Change in Control. In the event of a Change in Control after the Board Approval Date, the Committee may, in its sole discretion (but subject to Section 17), provide for the termination of an Award upon the consummation of the Change in Control and (x) the payment of a cash amount in exchange for the cancellation of an Award which, in the case of Options and Share Appreciation Rights, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Share Appreciation Rights over the aggregate exercise price of such Options or Share Appreciation Rights, and/or (y) the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service or consulting relationship of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which (a) without the approval of the shareholders of the Company, would (except as provided in Section 9 of the Plan) increase the total number of Shares reserved for the purposes of the Plan, or (b) without the consent of a Participant, would materially adversely effect any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit Awards to meet the requirements of the Code or other applicable laws.

14.	International Participants

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

16.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

17.	Section 409A

Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. If pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s separation from service (as defined under Section 409A of the Code) or (B) the date of the Participant’s death. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 17.

ANNEX B

ACCENTURE PLC 2010 EMPLOYEE SHARE PURCHASE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to give Eligible Employees of the Company and its Subsidiaries the ability to share in the Company’s future success. The Company expects that it will benefit from the added interest which such Eligible Employees will have in the welfare of the Company as a result of their increased equity interest in the Company.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(c)	Board: The Board of Directors of the Company.

(d)	Change in Control: The occurrence of any of the following events:

(i)	any Person (other than (A) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (B) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing 20% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)	during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director nominated by any Person (other than the Board) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (i), (iii) or (iv) of this Section 2(d)) whose election by the Board or nomination for election by the Company’s shareholders has been approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or

(iv)	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

(e)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(f)	Committee: The Compensation Committee of the Board.

(g)	Company: Accenture plc, a company incorporated under the laws of Ireland with a registered number of 471706.

(h)	Compensation: A Participant’s compensation as defined from time to time by the Committee in its sole discretion with respect to any Option or Offering Period (it being understood that “Compensation” may be defined differently for different Participants for purposes of the Plan). Except as otherwise defined by the Committee from time to time in its sole discretion, “Compensation” shall (i) include a Participant’s base salary, annual bonuses, commissions, overtime and shift pay, in each case prior to reductions for pre-tax contributions made to a plan or salary reduction contributions to a plan excludable from income under Sections 125 or 402(g) of the Code, and (ii) exclude severance pay, stay-on bonuses, long-term bonuses, retirement income, change in control payments, contingent payments, income derived from share options, share appreciation rights and other equity-based compensation and other forms of special remuneration.

(i)	Effective Date: The date the Board and the shareholders of the Company approve the Plan.

(j)	Eligible Employee: An individual who is eligible to participate in the Plan pursuant to Section 5 of the Plan.

(k)	Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used; and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(l)	Maximum Share Amount: Subject to applicable law, the maximum number of Shares that a Participant may purchase on any given Purchase Date, as determined by the Committee in its sole discretion.

(m)	Offering Date: The first date of an Offering Period.

(n)	Offering Period: A period of time established by the Committee from time to time not to exceed 27 months. The Offering Period may be evidenced by such documents as may be determined by the Committee in its sole discretion.

(o)	Option: A share option granted pursuant to Section 7 of the Plan.

(p)	Participant: An Eligible Employee who elects to participate in the Plan pursuant to Section 6 of the Plan.

(q)	Participating Subsidiary: A Subsidiary of the Company that is selected to participate in the Plan by the Committee in its sole discretion.

(r)	Payroll Deduction Account: An account to which payroll deductions of a Participant, or other payments made by a Participant to the extent provided by the Committee, are credited under Section 9(c) of the Plan.

(s)	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(t)	Plan: The Accenture plc 2010 Employee Share Purchase Plan.

(u)	Plan Broker: A stock brokerage or other financial services firm designated by the Committee in its sole discretion.

(v)	Purchase Date: The last date of an Offering Period, or such earlier date as determined by the Committee in its sole discretion (subject to Section 21).

(w)	Purchase Price: The purchase price per Share, as determined pursuant to Section 8 of the Plan.

(x)	Shares: Class A ordinary shares of the Company.

(y)	Subsidiary: Any entity that, directly or indirectly, is controlled by the Company, and any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

3.	Shares Subject to the Plan

The total number of Shares which may be issued or transferred tinder the Plan is 45,000,000. The Shares may consist, in whole or in part, of unissued Shares or previously issued Shares. The issuance or transfer of Shares pursuant to the Plan shall reduce the total number of Shares available under the Plan.

4.	Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part as it determines. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

5.	Eligibility

Any individual who is an employee of the Company or of a Participating Subsidiary is eligible to participate in the Plan, unless any such employee is specifically excluded by the Committee (either individually or by reference to a group or category of employees) from participation. Without limiting the generality of the foregoing, the Committee may exclude from participation:

(a)	employees whose customary employment is twenty (20) hours or less per week within the meaning of Section 423(b)(4)(B) of the Code;

(b)	employees whose customary employment is for not more than five (5) months in any calendar year within the meaning of Section 423(b)(4)(C) of the Code;

(c)	employees who, if granted an Option would immediately thereafter own shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the

Company or of its parent or Subsidiary corporation within the meaning of Section 423(b)(3) of the Code. For purposes of this Section 5(c), the rules of Section 424(d) of the Code shall apply in determining share ownership of an individual, and Shares which the employee may purchase under outstanding Options shall be treated as Shares owned by the employee; and

(d)	employees who are highly compensated employees within the meaning of Section 414(q) of the Code.

6.	Election to Participate

The Committee shall set forth procedures pursuant to which Eligible Employees may elect to participate in a given Offering Period under the Plan (which may be on different terms for different Eligible Employees or subgroups thereof).

7.	Grant of Option on Enrollment

With respect to an Offering Period, each Participant shall be granted an Option to subscribe for or purchase (as of the Purchase Date) a number of Shares equal to the lesser of (i) the Maximum Share Amount or (ii) the number determined by dividing the amount accumulated in such Participant’s Payroll Deduction Account during such Offering Period by the Purchase Price.

8.	Purchase Price

The Purchase Price at which a Share will be issued or sold for a given Offering Period shall be established by the Committee (and may differ among Participants, as determined by the Committee in its sole discretion), but shall in no event be less than eighty-five percent (85%) of the lesser of:

(a)	the Fair Market Value of a Share on the Offering Date; or

(b)	the Fair Market Value of a Share on the Purchase Date.

9.	Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares

Subject to Sections 10 and 11 of the Plan:

(a)	Payroll deductions (to the extent permitted by applicable local law) shall be made on each day that a Participant is paid during an Offering Period. The deductions shall be made at the Participant’s election as a percentage of the Participant’s Compensation in one percent (1%) increments, from one percent (1%) up to such maximum percentage of the Participant’s Compensation (or maximum dollar amount) as is permitted by the Committee from time to time with respect to such Participant (which maximum percentage or dollar amount may differ among Participants). For a given Offering Period, payroll deductions shall commence on the Offering Date and shall end on the related Purchase Date, unless sooner altered or terminated as provided in the Plan.

(b)	Unless otherwise determined by the Committee, a Participant shall not change the rate of payroll deductions once an Offering Period has commenced. The Committee shall specify procedures by which a Participant may increase or decrease the rate of payroll deductions for subsequent Offering Periods.

(c)

All payroll deductions made with respect to a Participant shall be credited to the Participant’s Payroll Deduction Account under the Plan and shall be deposited with the general funds of the Company, and, to the extent permitted by applicable local law, no interest shall accrue on the amounts credited to such Payroll Deduction Account. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, to the extent permitted by applicable local law. Except to the extent provided by the Committee, a Participant may not make any separate cash payments into such Participant’s Payroll Deduction Account, and payment for Shares purchased under the Plan may not be made in any form other than by payroll deduction.

(d)	On each Purchase Date, the Company shall apply all funds then in the Participant’s Payroll Deduction Account to purchase Shares (in whole and/or fractional Shares, as the case may be) pursuant to the Option granted on the Offering Date for that Offering Period. In the event that the number of Shares to be purchased by all Participants in any Offering Period exceeds the number of Shares then available for issuance under the Plan, (i) the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Committee shall, in its sole discretion, determine to be equitable and (ii) all funds not used to purchase Shares on the Purchase Date shall be returned, without interest (to the extent permitted by applicable local law), to the Participants.

(e)	As soon as practicable following the end of each Offering Period, the number of Shares purchased by each Participant shall be deposited into an account established in the Participant’s name with the Plan Broker. Unless otherwise permitted by the Committee in its sole discretion, dividends that are declared on the Shares held in such account shall be reinvested in whole or fractional Shares.

(f)	Except as otherwise determined by the Committee from time to time, at any time after the 24 month period following the relevant Offering Date, the Participant may (i) transfer the Participant’s Shares to another brokerage account of the Participant’s choosing or (ii) request in writing that such Shares be transferred to the Participant with respect to the whole Shares in the Participant’s Plan Broker account and that any fractional Shares remaining in such account be paid in cash to the Participant. The Committee may require, in its sole discretion, that the Participant bear the cost of transferring such Shares.

(g)	The Participant shall have no interest or voting right in the Shares covered by the Participant’s Option until such Option is exercised and the Shares in question are registered in the name of the Participant.

10.	Withdrawal

Each Participant may withdraw from participation in respect of an Offering Period or from the Plan under such terms and conditions as are established by the Committee in its sole discretion. Upon a Participant’s withdrawal from participation in respect of any Offering Period or from the Plan, all accumulated payroll deductions in the Payroll Deduction Account shall be returned, without interest (to the extent permitted by applicable local law), to such Participant, and such Participant shall not be entitled to any Shares on the Purchase Date or thereafter with respect to the Offering Period in effect at the time of such withdrawal. Such Participant shall be permitted to participate in subsequent Offering Periods pursuant to such terms and conditions established by the Committee in its sole discretion.

11.	Termination of Employment

A Participant shall cease to participate in the Plan upon the Participant’s termination of employment for any reason. All payroll deductions credited to the former Participant’s Payroll Deduction Account as of the date of such termination shall be (a) in the event such termination is due to a transfer to a Subsidiary, applied to the purchase of Shares on the next Purchase Date, or (b) in the event such termination is due to any reason other than (a) above, returned, without interest (to the extent permitted by applicable local law), to such former Participant or to the former Participant’s designated beneficiary, as the case may be, and such former Participant or beneficiary shall have no future rights in any unexercised Options under the Plan, unless the Participant again becomes an Eligible Employee.

12.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Options granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan, (ii) the number or kind of Shares or other securities subject to outstanding Options, (iii) the Purchase Price and/or (iv) any other affected terms of such Options.

(b)	Change in Control. In the event of a Change in Control, the Committee in its sole discretion (but subject to Section 21) and without liability to any person may terminate the then current Offering Period and take such other actions, if any, as it deems necessary or desirable with respect to any Option as of the date of the consummation of the Change in Control.

13.	Nontransferability

Options granted under the Plan shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.

14.	No Right to Employment

The granting of an Option under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the employment of such Participant.

15.	Amendment or Termination of the Plan

The Plan shall continue until the earliest to occur of the following: (a) termination of the Plan by the Board, (b) issuance of all of the Shares reserved for issuance under the Plan, or (c) the tenth anniversary of the Effective Date. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which (x) without the approval of the shareholders of the Company, would (except as is provided in Section 12 of the Plan) increase the total number of Shares reserved for the purposes of the Plan or (y) without the consent of a Participant, would materially adversely affect the rights of a Participant under any Option theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner and terminate any Offering Period (in whole or in part) as it deems necessary to permit the granting of Options meeting the requirements of the Code or other applicable laws.

16.	Tax Withholding

The Company shall have the right to withhold from a Participant such withholding taxes as may be required by federal, state, local or other law, or to otherwise require the Participant to pay such withholding taxes. Unless the Committee specifies otherwise, a Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), or (b) having Shares equal to the minimum statutory withholding rate withheld by the Company from any Shares that otherwise would have been received by the Participant.

17.	International Participants

With respect to employees of the Company or any entity that, directly or indirectly, is controlled by the Company, and any entity in which the Company has a significant equity interest, in either case as determined by the Committee, who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan with respect to such employees in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more plans or sub-plans to reflect such amended or varied provisions.

18.	Notices

All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Company in care of its General Counsel at:

Accenture plc

161 N. Clark Street, 23rd Floor

Chicago, Illinois 60601

Telecopy: (312) 652-0160

Attn: Corporate Secretary

(or, if different, the then current principal business address of the duly appointed General Counsel of the Company) and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

19.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.

20.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

21.	Code Section 409A

Notwithstanding other provisions of the Plan, no Option shall be granted, deferred, accelerated, exercised, extended, paid out or modified under this Plan, and the Committee shall not establish or modify any Offering Period or Purchase Date, in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, any Option under the Plan may not be exercised at the time contemplated by the terms of the Plan or the relevant Offering Period, as the case may be, without causing the Participant holding such Option to be subject to taxation under

Section 409A of the Code, the Company will cause such Option to be exercised on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. If pursuant to the provisions of Section 409A of the Code any distribution or payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such distributions or payments under the Plan shall not be made or provided prior to the earlier of (A) the expiration of the six month period measured from the date of the Participant’s separation from service (as defined under Section 409A of the Code) or (B) the date of the Participant’s death. The Company shall use commercially reasonable efforts to implement the provisions of this Section 21 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 21.

Accenture plc c/o Corporate Election Services P.O. Box 3230 Pittsburgh, PA 15230
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Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on February 4, 2010 (February 1, 2010 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Morgan Stanley Smith Barney LLC) to be counted in the final tabulation.

Your mailed vote must be received by 5:00 p.m. Eastern Standard Time on February 3, 2010 (January 31, 2010 for Accenture employees and former employees who are submitting proxies for shares received through our employee plans and held by Morgan Stanley Smith Barney LLC) to be counted in the final tabulation.

If you submit your proxy by Internet or telephone, please do not mail your proxy card.

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Proxy must be signed and dated below. i Please fold and detach card at perforation before mailing. i

ACCENTURE PLC	PROXY

This proxy is solicited on behalf of the Board of Directors for the 2010 annual general meeting of shareholders.

The undersigned hereby appoints William D. Green, Pamela J. Craig and Douglas G. Scrivner as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A ordinary shares and Class X ordinary shares of Accenture plc held of record by the undersigned on December 14, 2009, at the 2010 annual general meeting of shareholders to be held on February 4, 2010, and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such annual general meeting of shareholders (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof. If you wish to appoint as a proxy any person other than those specified on this proxy card, then you must contact our Secretary, c/o Accenture, 161 N. Clark Street, Chicago, Illinois 60601, USA and request the necessary forms and instructions. Please note that if you appoint as proxy any person other than those specified on this proxy card and neither you nor your proxy attends the 2010 annual general meeting of shareholders in person, then your shares will not be voted.

Signature

Signature (if held by joint holders)

Date:

Please sign this proxy card exactly as your name appears to the left. Proxies should be dated when signed. When shares are held by joint holders, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, a duly authorized officer of the corporation should sign on behalf of the corporation, or the seal of the corporation should be affixed. If a partnership, a partner should sign in the partnership’s name.

YOUR VOTE IS IMPORTANT!

Please submit your proxy via the Internet or by telephone using the instructions on the reverse side of this proxy card, or mark, sign, date and return this proxy card in the enclosed reply envelope. In order for your mailed proxy to be counted, your proxy must be received no later than February 3, 2010 (January 31, 2010 if you are an Accenture employee or former employee and your shares are held through Morgan Stanley Smith Barney LLC). Submitting your proxy will not affect your right to vote in person if you decide to revoke your proxy and attend the annual general meeting of shareholders.

Proxy must be signed and dated on the reverse side.

i  Please fold and detach card at perforation before mailing.  i

ACCENTURE PLC	PROXY

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN AND RETURN THIS PROXY BUT NO DIRECTIONS ARE GIVEN, THEN THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 7 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS. YOU MAY ALSO INSTRUCT YOUR PROXY NOT TO VOTE ON A RESOLUTION OR TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY INSERTING AN “X” IN THE ABSTAIN BOX.

The Board of Directors of Accenture plc recommends that you vote FOR Company Proposals 1, 2, 3, 4, 5, 6 and 7.

1.	Re-appointment of the following nominees to the Board of Directors:
	(1) William L. Kimsey	☐ FOR	☐ AGAINST	☐ ABSTAIN
	(2) Robert I. Lipp	☐ FOR	☐ AGAINST	☐ ABSTAIN
	(3) Wulf von Schimmelmann	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Re-appointment of KPMG as independent auditors for the 2010 fiscal year and authorization of the Audit Committee of the Board of Directors to determine KPMG’s remuneration	☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Approval of Accenture plc 2010 Share Incentive Plan	☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Approval of Accenture plc 2010 Employee Share Purchase Plan	☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	Authorization to hold the 2011 annual general meeting of shareholders of Accenture plc at a location outside of Ireland	☐ FOR	☐ AGAINST	☐ ABSTAIN
6.	Authorization of Accenture to make open-market purchases of Accenture plc Class A ordinary shares	☐ FOR	☐ AGAINST	☐ ABSTAIN
7.	Determination of the price range at which Accenture plc can re-issue shares that it acquires as treasury stock	☐ FOR	☐ AGAINST	☐ ABSTAIN

☐	Please check this box if you plan to attend the 2010 annual general meeting of shareholders.

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.